As filed with the Securities and Exchange Commission on October 5, 2007
Registration No. 333-
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SOLUTIA INC.
(DEBTOR-IN-POSSESSION)
(Exact name of registrant as specified in its charter)

Delaware	2821	43-1781797
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

575 Maryville Centre Drive
P.O. Box 66760
St. Louis, Missouri 63166-6760
(314) 674-1000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Rosemary L. Klein
Senior Vice President, General Counsel and Corporate Secretary
Solutia Inc.
575 Maryville Centre Drive
P.O. Box 66760
St. Louis, Missouri 63166-6760
(314) 674-1000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:
Thomas W. Christopher
Christian O. Nagler
Kirkland & Ellis LLP
153 East 53rd Street
New York, New York 10022
(212) 446-4800

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to registered additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum
Title of Each Class of Securities	Amount	Aggregate	Amount of
to be Registered	to be Registered	Offering Price(1)	Registration Fee
Rights to purchase common stock, par value $0.01 per share	28,906,562	$N/A(2)	$0
Common stock, par value $0.01 per share, issuable upon exercise of rights	28,906,562	$424,938,722(3)	$13,045.62

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended.

(2)	No separate consideration will be received for the rights to purchase shares of common stock to be distributed.

(3)	Represents the aggregate gross proceeds from the exercise of the maximum number of rights that may be issued pursuant to this registration statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
(NOT PART OF THE PROSPECTUS)

This registration statement relates to the proposed rights offerings to certain holders of pre-petition unsecured claims against and to holders of common stock in Solutia Inc. (“Solutia”), a Delaware corporation, for the new common stock of reorganized Solutia. In December 2003, Solutia and its 14 U.S. subsidiaries (the “Debtors”) filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”). On          , 2007, the Debtors filed with the Bankruptcy Court their fifth amended plan of reorganization and accompanying disclosure statement. The Bankruptcy Court approved the disclosure statement on          , 2007. A hearing on confirmation of the plan is scheduled for December 4, 2007.

Through the plan, Solutia intends to restructure its existing capital structure, streamline operations, reduce costs and obtain relief from the negative financial impact of liabilities relating to litigation, environmental remediation, certain post-retirement benefits and liabilities under certain operating contracts (all of which were assumed at the time of its 1997 spinoff from former Monsanto Company, now known as Pharmacia Corporation, a wholly owned subsidiary of Pfizer Inc.).

To effectuate Solutia’s restructuring and emergence from bankruptcy as a viable company, the plan provides for the treatment of claims of creditors and interests of equity holders. The plan is founded on the integrated settlements between and among Solutia and its key constituencies, including the official committee of unsecured creditors, the official committee of retirees and the official committee of equity security holders. In furtherance of the restructuring, Solutia also proposes to raise new equity capital through two rights offerings to be implemented under the plan, as described herein and in the disclosure statement.

In satisfaction of creditor claims and stockholder interests, under the plan, (1) certain of Solutia’s creditors will be paid in cash or have their claims reinstated on the effective date of the plan; (2) 29,024,446 shares of new common stock will be issued to Solutia’s general unsecured creditors and noteholders who hold the two series of unsecured public notes issued prior to Solutia’s bankruptcy; (3) 1,221,492 shares of new common stock will be contributed to a trust for the benefit of Solutia’s retirees; (4) 597,500 shares of new common stock, representing 1% of the total new common stock, will be issued to holders of at least 175 shares of common stock; (5) as many as 18,749,062 shares of new common stock will be sold to general unsecured creditors and noteholders pursuant to a rights offering (the “Creditor Rights Offering”), which will be backstopped by certain of these parties (the “Backstop Group”) and who will also have the option of purchasing up to 2,812,359 shares of new common stock underlying the Creditor Rights Offering; (6) 10,157,500 shares of new common stock, or 17% of the total new common stock, will be sold pursuant to another rights offering (the “Equity Rights Offering”) to holders of at least 11 shares of common stock; (7) Solutia will apply all of the proceeds that it receives from the Equity Rights Offering to fund its obligation to Monsanto. If the proceeds received by Solutia from the Equity Rights Offering are less than $175 million, Solutia will (i) pay to Monsanto all of the proceeds from the Equity Rights Offering and (ii) issue to Monsanto any shares of new common stock that are not subscribed for in the Equity Rights Offering.

$175 million of the proceeds of the Creditor Rights Offering will be used to fund a retiree trust, which will qualify as a Voluntary Employees’ Beneficiary Association (VEBA), to fund the reimbursement to Solutia for the retiree welfare benefits for certain of Solutia’s retirees and the remaining $75 million will be contributed to SFC LLC, a special purpose, tax-efficient, bankruptcy remote subsidiary of Solutia established for the purpose of funding certain of Solutia’s retained environmental and other legacy liabilities allocated by Solutia and Monsanto between themselves. All of the proceeds from the Equity Rights Offering will be paid by Solutia to Monsanto on the effective date of the plan of reorganization in connection with the settlement of its claims. The plan further provides that holders of at least 24 shares of common stock will be entitled to receive their pro rata share of five-year warrants to purchase up to 7.5% of the new common stock at an exercise price of $      pursuant to the terms of the warrant agreement.

The plan also provides that holders of at least 107 shares of common stock will be entitled to purchase allowed general unsecured claims of less than $100,000 (subject to holders of such claims electing to sell their claims) for cash in an amount equal to 52.35% of the allowed amount of such claims, including the right to participate in the attendant rights offering available to holders of these claims.

Under the plan of reorganization, Solutia is not required to make distributions of fractional shares of new common stock, rights under the Equity Rights Offering, warrants or rights to purchase allowed general unsecured claims of less than $100,000. Therefore, only stockholders holding the requisite number of shares of common stock enumerated above will be entitled to receive any distributions under the plan or to participate in the relevant offering.

It is expected that this registration statement will become effective prior to the effective date of the plan. Therefore, except as otherwise noted or suggested by context, all references to our “new common stock” and the capitalization of Solutia contained in this registration statement mean our new common stock to be outstanding and the capitalization of Solutia following the effectiveness of the plan, and all references to our “common stock” mean our common stock outstanding prior to such date.

In addition, the financial information incorporated by reference into this registration statement reflects the historical consolidated results of operations and financial condition of Solutia for the periods presented. That financial information does not reflect, among other things, any effects of the transactions contemplated by the plan or any fresh-start reporting, which Solutia expects to adopt upon its emergence from bankruptcy. Thus, such financial information may not be representative of, and may be materially different than, Solutia’s results of operations or financial condition after the effective date of the plan.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED OCTOBER 5, 2007

Rights Offerings for Shares of New Common Stock
SOLUTIA INC.
(Debtor-in-Possession)

We are distributing rights to subscribe for our new common stock to certain of our pre-petition unsecured creditors and holders of our common stock. If you are a holder of a pre-petition unsecured claim in the amount of at least $51.00 in the applicable classes under our plan of reorganization as of          , 2007, you may be eligible to subscribe for shares of new common stock at $13.33 per share. If you are one of our stockholders holding at least 11 shares of common stock as of          , 2007, you may be eligible to subscribe for shares of our new common stock at $17.23 per share.

The rights expire at 5:00 p.m., New York City time, on          2007, unless the exercise period is extended by us. Any rights unexercised at the end of the exercise period will expire without any payment to the holders of those unexercised rights. You should carefully consider whether to exercise your rights prior to the expiration of the rights offerings. The manner in which rights may be exercised is described in detail under the heading “The Rights Offerings — Exercise of Rights.” If you intend to exercise your rights, you should be careful to comply with these procedures.

We anticipate that our new common stock will be listed on the New York Stock Exchange (the “NYSE”) under the symbol “          .”

These rights offerings are subject to the confirmation of our plan of reorganization.

Investing in our new common stock involves risks. You should carefully consider the information referred to under the heading “Risk Factors” beginning on page 8 of this prospectus.

Aggregate proceeds(1)	$
Estimated expenses	$
Proceeds, after expenses, to Solutia Inc.		$424,938,722

(1)	Based on the exercise of all rights to purchase shares of new common stock to be issued and outstanding as of the effective date of the plan of reorganization.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2007.

As permitted under the rules of the Securities and Exchange Commission, this prospectus incorporates important business information about Solutia Inc. that is contained in documents that we file with the Securities and Exchange Commission but that are not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the Securities and Exchange Commission at www.sec.gov, as well as other sources. See “Where You Can Find More Information.”

You may also obtain copies of the incorporated documents, without charge, upon written request to the office of our Corporate Secretary, 575 Maryville Centre Drive, P.O. Box 66760, St. Louis, Missouri 63166-6760.

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. These securities are not being offered in any state where the offer is not permitted. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of those documents.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 (which includes exhibits) that we filed with the Securities and Exchange Commission, or the SEC, covering the rights and the shares of new common stock to be issued upon exercise of the rights. This prospectus does not contain all information contained in the registration statement, certain parts of which are omitted in accordance with the SEC’s rules and regulations. Statements made in this prospectus as to the contents of any other document (including exhibits to the registration statement) are not necessarily complete. You should review the document itself for a thorough understanding of its contents. The registration statement and amendments thereto can be read and reviewed on the SEC’s website located at www.sec.gov or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

In December 2003, Solutia and its 14 U.S. subsidiaries (the “Debtors”) filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”). On          , 2007, the Debtors filed with the Bankruptcy Court their fifth amended plan of reorganization and accompanying disclosure statement. The Bankruptcy Court approved the disclosure statement on          , 2007. A hearing on confirmation of the plan is scheduled for December 4, 2007.

Certain holders of pre-petition claims and holders of common stock are acquiring their shares covered by this prospectus pursuant to the plan, which is more fully described herein and in the documents incorporated by reference herein.

In connection with the plan, the Debtors were required to prepare projected financial information to demonstrate to the Bankruptcy Court the feasibility of the plan and the ability of the Debtors to continue operations upon emergence from bankruptcy. Neither these projections, which are contained in a version of the disclosure statement previously furnished to the SEC, nor those contained in any prior version of the disclosure statement should be considered or relied upon in connection with the purchase of our new common stock. Neither the projections nor any version of the disclosure statement were prepared for the purpose of any offering of our new common stock and have not been, and may not be, updated on an ongoing basis. The projections reflect numerous assumptions concerning our anticipated future performance and prevailing and anticipated market and economic conditions at the time they were prepared that were and continue to be beyond our control and that may not materialize. Projections are inherently subject to uncertainties and to a wide variety of significant business, economic and competitive risks, including those risks discussed under “Risk Factors” in this prospectus and in the documents incorporated by reference herein. Our actual results will vary from those contemplated by the projections for a variety of reasons, including the fact that upon our emergence from bankruptcy we expect to incorporate the provisions of American Institute of Certified Public Accountants Statement of Position (AICPA SOP) 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code,” regarding fresh-start reporting. The fresh-start reporting provisions are only applied as of the emergence date, and are expected to have a material impact on the Company’s financial statements. As indicated in the disclosure statement, the projections did not appropriately apply the fresh-start reporting provisions given the information was not available as of the filing date of these projections. Therefore, variations from those projections may be material. As a result, you should not rely upon the projections or any version of the disclosure statement in deciding whether to invest in our new common stock.

It is expected that the registration statement of which this prospectus forms a part will become effective prior to the effective date of the plan. Therefore, except as otherwise noted or suggested by context, all references to our “new common stock” and the capitalization of Solutia contained in this prospectus mean our common stock to be outstanding and the capitalization of Solutia following the effective date of the plan and all references to our “common stock” mean our common stock outstanding prior to such date.

In addition, the financial information incorporated by reference into this registration statement reflects the historical consolidated results of operations and financial condition of Solutia for the periods presented. That financial information does not reflect, among other things, any effects of the transactions contemplated by the plan or the provisions of AICPA SOP 90-7 regarding fresh-start reporting, which Solutia expects to adopt upon Solutia’s emergence from bankruptcy. Thus, such financial information may not be representative of, and may be materially different than, Solutia’s results of operation or financial condition after the effective date of the plan.

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

We are “incorporating by reference” specified documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. We incorporate by reference into this prospectus the documents listed below:

•	our Annual Report on Form 10-K for the year ended December 31, 2006, as amended by Form 10-K/A filed on March 28, 2007;

•	our Quarterly Report on Form 10-Q with respect to the three and six months ended June 30, 2007; and

•	our Current Reports on Form 8-K filed on January 31, 2007 (relating to amendment no. 5 to Financing Agreement and Waiver), February 6, 2007, March 12, 2007, April 17, 2007, May 22, 2007 (only with respect to Item 1.01), June 5, 2007 and on Form 8-K/A filed on October 4, 2007.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports, are available free of charge on our website (www.solutia.com) as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus. You may also obtain a copy of these filings at no cost by writing or telephoning us at the following address:

Solutia Inc.
575 Maryville Centre Drive
P.O. Box 66760
St. Louis, Missouri 63166-6760
Attention: Investor Relations
Telephone: (314) 674-1000

Except for the documents incorporated by reference as noted above, we do not incorporate into this prospectus any of the information included on our website.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements made in this prospectus and the documents incorporated by reference into this prospectus are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements may be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should” or “will” or the negative thereof or other variations thereon or comparable terminology. In particular, statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance contained in this prospectus under the headings “Prospectus Summary” and “Risk Factors” and in our Annual Report on Form 10-K for the year ended December 31, 2006 under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” are forward-looking statements.

We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors, including those discussed in this prospectus under the headings “Prospectus Summary” and “Risk Factors” and in our Annual Report on Form 10-K for the year ended December 31, 2006 under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” could cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Some of the key factors that could cause actual results to differ from our expectations include:

•	our ability to develop, confirm and consummate a Chapter 11 plan of reorganization;

•	our ability to reduce our overall leveraged position;

•	the potential adverse impact of our Chapter 11 filing on our operations, management and employees, and the risks associated with operating businesses under Chapter 11 protection;

•	our ability to comply with the terms of our financing facilities or to increase, extend or refinance the facilities;

•	customer and vendor response to our Chapter 11 proceeding;

•	general economic, business and market conditions;

•	currency fluctuations;

•	interest rate fluctuations;

•	price increases or shortages of raw materials and energy;

•	disruption of operations;

•	exposure to product liability and other litigation, environmental remediation obligations and other environmental liabilities;

•	lower prices for our products or a decline in our market share due to competition or price pressure by customers;

•	ability to implement cost reduction initiatives in a timely manner;

•	ability to divest existing businesses;

•	efficacy of new technology and facilities;

•	limited access to capital resources;

•	changes in U.S. and foreign laws and regulations;

•	geopolitical instability; and

•	changes in pension and other post-retirement benefit plan assumptions.

Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements contained in, or incorporated by reference into, this prospectus are made only as of their respective dates. We do not undertake and expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERINGS

Q:	Who is eligible to participate in the rights offerings?

A:	If you are a holder of a pre-petition general unsecured claim (other than a holder of a convenience claim; i.e., a claim that otherwise would have been a general unsecured claim but the amount of such claim is equal to or less than $2,500 or the holder of such claim has agreed to reduce its claim to $2,500) or a noteholder with a claim in the amount of at least $51.00 as of the record date, you are eligible to participate in the rights offering for creditors. In addition, if you are a creditor who is “backstopping” the rights offering for creditors, you are also eligible to subscribe for up to your agreed portion of 2,812,359 shares of new common stock available under this rights offering to creditors. If you hold at least 11 shares of common stock as of the record date, you are eligible to participate in the rights offering for stockholders.

Q:	What is a right?

A:	Each right entitles its holder to purchase one share of new common stock.

Q:	What was the record date for the rights offerings?

A:	The record date for the creditor rights offering and the equity rights offering was , 2007.

Q:	How many rights am I receiving?

A:	If you are a pre-petition general unsecured creditor or a noteholder, you are receiving one right for every $51.00 in claims that you own. If you are a stockholder, you are receiving one right for every 11 shares of common stock that you own. No eligible creditor, noteholder or stockholder, however, will be granted or allowed to exercise any fractional rights.

Q:	How much does a right cost?

A:	The rights are being distributed to you pursuant to the terms of Solutia’s plan of reorganization, filed with the bankruptcy court on , 2007. The rights are being distributed to you free of charge.

Q:	What are the exercise prices?

A:	The exercise price is the initial per share price for the new common stock being distributed to creditors, noteholders and stockholders under Solutia’s plan of reorganization. If you are a creditor or a noteholder, your exercise price is $13.33 per share. If you are a stockholder, your exercise price is $17.23 per share. These prices were set by agreement among the company and the representatives of its various stakeholder constituencies.

Q:	Why is a creditor’s or noteholder’s exercise price different than a stockholder’s exercise price?

A:	The exercise prices for creditors, noteholders and stockholders were determined through settlement negotiations among the company and the representatives of its various stakeholder constituencies. The parties to these negotiations believe that the value provided to the creditors, the noteholders and the stockholders, through these rights offerings, as reflected in the exercise prices, represents a fair and reasonable compromise of the competing claims and interests of the various parties involved in the restructuring process. In addition, the proceeds of each rights offering will be distributed to different parties: (a) $175 million of the proceeds of the creditor rights offering will be used to fund a VEBA trust for the benefit of Solutia’s retirees and the remaining $75 million will be contributed to SFC LLC, a special purpose, tax-efficient, bankruptcy remote subsidiary of Solutia established for the purpose of funding certain of Solutia’s retained environmental and other legacy liabilities allocated by Solutia and Monsanto between themselves and (b) Solutia will apply the proceeds it receives from the equity rights offering to fund its obligation to Monsanto. If the proceeds received by Solutia from the equity rights offering are less than $175 million, Solutia (1) will pay to Monsanto all of the proceeds from the equity rights offering and (2) issue to Monsanto any shares of new common stock that are not subscribed for in the equity rights offering.

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Q:	May I transfer my rights if I do not want to purchase any shares?

A:	No. The rights are not transferable unless you sell your bonds, common stock or claims prior to the applicable record date, in which case the rights will be transferred to the transferee accordingly.

Q:	May I sell my rights?

A:	No. You may not sell your rights unless you sell your bonds, common stock or claims prior to the applicable record date, in which case the rights will be transferred to the transferee accordingly.

Q:	How will you use the proceeds from the rights offerings?

A:	In accordance with the settlement reached between Solutia and its major stakeholders, as more fully described herein and in the disclosure statement, (a) $175 million of the proceeds of the creditor rights offering will be used to fund a VEBA trust for the benefit of Solutia’s retirees and the remaining $75 million will be contributed to SFC LLC, a special purpose, tax-efficient, bankruptcy remote subsidiary of Solutia established for the purpose of funding certain of Solutia’s retained environmental and other legacy liabilities allocated by Solutia and Monsanto between themselves and (b) Solutia will apply all of the proceeds that it receives from the equity rights offering to fund its obligation to Monsanto. If the proceeds received by Solutia from the equity rights offering are less than $175 million, Solutia will (i) pay to Monsanto all of the proceeds from the equity rights offering and (ii) issue to Monsanto any shares of new common stock that are not subscribed for in the equity rights offering.

Q:	When will the rights offerings commence?

A:	The rights offerings will commence on the day that rights exercise forms are mailed to eligible creditors and stockholders.

Q:	How do I exercise my rights?

A:	The procedure for exercising your rights depends on whether you are a registered holder of common stock or unsecured claim held in your name, or hold your stock or claim through a bank or brokerage firm.

If you are an unsecured creditor (other than a noteholder) or a registered holder of common stock, to exercise your rights, you must complete the rights exercise form, by indicating the total number of shares that you want to exercise (which includes the initial pro rata number of shares that a participant is entitled to subscribe for plus any additional shares that such participant subscribes for if the rights offering is undersubscribed) and return it to the subscription agent by the expiration deadline. Thereafter, the subscription agent will create an invoice indicating the total number of shares you have subscribed for, the amount owed for such shares and the payment instructions (including the payment deadline) for these shares. And, upon receiving the subscription invoice with the total exercise price listed, you must arrange for payment of the total exercise price to the subscription account, either by wire transfer or certified check or bank check to be received by the subscription agent on or prior to the payment deadline.

If you are a noteholder or hold shares of common stock through a nominee, you must provide instructions to your bank, broker, or other nominee or agent on the number of initial and additional shares that you want to exercise, and that firm must effect the subscription on your behalf prior to the subscription deadline and payment on your behalf on or prior to the payment deadline.

Q:	Do I have to exercise my rights in full?

No. You are in no way obligated to exercise your rights in full. Any lesser amount will be accepted. Notwithstanding the foregoing, no eligible creditor, noteholder or stockholder, however, will be granted or allowed to exercise any fractional rights.

Q:	When will I receive the shares I am purchasing by exercising my rights?

A:	If you properly exercise your rights, you will be deemed to own the shares immediately on the effective date of Solutia’s plan of reorganization. If you are a noteholder or hold shares through a broker, any shares you purchase will be delivered electronically to the broker. We will not issue share certificates. Instead, your purchase will be recorded on our books and records as maintained by the company’s transfer agent.

Q:	When do the rights expire?

A:	The rights expire, if not exercised, at 5:00 p.m., New York City time, on , 2007, unless the exercise period is extended by us. We currently do not intend to extend the exercise period. See “The Rights Offerings — Commencement/Expiration of the Rights Offerings.”

Q:	Am I required to exercise my rights?

A:	No. However, if you do not exercise your rights prior to the expiration of the rights offerings you will lose any value represented by the rights.

Q:	What happens if I do not exercise my rights?

A:	If you do not exercise your rights prior to the expiration of the rights offerings, your rights will expire and shares of new common stock for which creditors’ rights were exercisable, but were not exercised, will be purchased by the parties backstopping the creditor rights offering and the shares of new common stock for which stockholders’ rights were exercisable, but were not exercised, will be distributed to Monsanto pursuant to the terms of the plan of reorganization.

Q:	If I exercise my rights in a rights offering, may I withdraw the exercise?

A:	No.

Q:	May I subscribe for more than my pro rata share of the new common stock being offered in the rights offerings?

A:	Yes. If any of the eligible creditors or stockholders do not subscribe for all of their pro rata allocation of the shares of new common stock for which they are entitled to subscribe, other eligible creditors and stockholders may elect to subscribe for the unsubscribed shares. If the total number of shares subscribed for in this oversubscription option exceeds the number of shares being offered, the number of shares that such oversubscribing creditors, noteholders or stockholders may purchase will be reduced on a pro rata basis.

Q:	Is there a risk that the rights offerings will not be consummated?

A:	Yes. All exercises of rights are subject to and conditioned upon the confirmation of the plan of reorganization and the occurrence of the effective date of the plan.

Q:	If the rights offerings are not consummated, will my payment be refunded to me?

A:	Yes. If the rights offerings are not consummated, the subscription agent will return the exercise payments, without interest, as soon as practicable.

Q:	Will I be charged a sales commission or a fee if I exercise my rights?

A:	We will not charge a brokerage commission or a fee to rights holders for exercising their rights. If you exercise your rights through a broker, bank or other nominee, however, you will be responsible for any fees charged by your broker, bank or nominee.

Q:	Have you or your board of directors made a recommendation as to whether I should exercise my rights?

A:	No. Neither we nor our board of directors has made any recommendation as to whether you should exercise your rights. You should make those decisions based upon your own assessment of your best interests.

Q:	What are the U.S. federal income tax consequences of the rights offerings to me?

A:	You generally should not recognize gain or loss on the receipt, exercise or lapse of your rights for U.S. federal income tax purposes. You should consult your tax advisor as to the particular tax consequences to you of the receipt of rights in the rights offerings and the exercise of the rights, including the applicability of any state, local or non-U.S. tax laws.

Q:	What should I do if I have other questions?

A:	If you have any questions about, or require assistance regarding, the procedure for exercising your rights, including the procedure if you have lost your rights exercise form or would like additional copies of this prospectus, or questions about whether your completed rights exercise form or payment has been received, please contact Financial Balloting Group LLC, which is acting as our subscription agent, at 646-282-1800.

For a more complete description of the rights offerings, see “The Rights Offerings.”

PROSPECTUS SUMMARY

This summary highlights some of the information contained elsewhere in or incorporated by reference into this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. You should carefully read this prospectus, including the documents incorporated by reference, which are described under “Incorporation by Reference of Certain Documents” and “Where You Can Find More Information.” You should also carefully consider, among other things, the matters discussed in the section entitled “Risk Factors.”

In this prospectus, except as otherwise indicated or as the context otherwise requires, “Solutia,” “we,” “our” and “us” refer to Solutia Inc., a Delaware corporation. In the discussion of our business in this prospectus, “we,” “our” and “us” also refer to our subsidiaries.

Our Company

Solutia, together with its subsidiaries, is a global manufacturer and marketer of a variety of high-performance chemical and polymer-based materials that are used in a broad range of consumer and industrial applications. Solutia reports its business in two segments: Performance Products and Integrated Nylon.

Solutia’s Performance Products segment is comprised of the following product lines, which are generally managed based on the markets into which these products are sold.

•	Solutia’s SAFLEX® plastic interlayers are used for laminated safety glass, primarily in automotive manufacturing and architectural applications. Solutia markets its plastic interlayers to the automotive industry for use in automobile windshields and side, rear and roof windows of vehicles. SAFLEX® markets its plastic interlayers to the commercial and residential architectural markets via several sub-brands.

•	Solutia’s Flexsys business is a global leader in high quality chemicals for the rubber industry. Flexsys manufactures more than 50 different products which are classified into two main product groups: vulcanizing agents, principally insoluble sulphur, and rubber chemicals. Insoluble sulphur is a key vulcanizing agent manufactured predominantly for the tire industry. Flexsys is the world’s leading supplier of insoluble sulphur marketed under the trade name of CRYSTEX®. Flexsys has three product groups within rubber chemicals: anti-degradants, accelerators, and other rubber chemicals.

•	Solutia’s LLUMAR®, VISTA®, GILA® and FORMULA ONE PERFORMANCE AUTOMOTIVE FILM® brands of window films are custom coated and used primarily for aftermarket automotive and architectural applications. LLUMAR® and GILA® window films are marketed for both automotive and architectural applications, with LLUMAR® marketed to the professional aftermarket, and GILA® marketed to the do-it-yourself retail market. VISTA® window films are marketed for professional architectural applications, and FORMULA ONE PERFORMANCE AUTOMOTIVE FILM® automotive window films are marketed to the professional automotive aftermarket.

•	Solutia’s THERMINOL® heat transfer fluids are used in any systems that provide for indirect heating or cooling of industrial and chemical processes.

•	Solutia’s SKYDROL® brand aviation hydraulic fluids and SKYKLEEN® brand of aviation solvents are supplied across the aviation industry.

•	Solutia’s plastic products include entrance matting and automotive spray suppression flaps sold under the brands ASTROTURF®, CLEAN MACHINE®, and CLEAR PASStm.

Solutia’s Integrated Nylon segment is comprised of an integrated family of nylon products.

•	Solutia’s VYDYNE® and ASCEND® nylon polymers are sold to the engineered thermoplastic, apparel, textile and industrial fiber markets.

•	Solutia’s nylon fibers are sold in carpet and industrial markets. Carpet fibers are sold under the WEAR-DATED® brand for residential carpet and the ULTRON® brand for commercial carpet, as well as under private labels.

•	Solutia’s chemical intermediates, including adipic acid, hexamethylenediamine and acrylonitrile are used internally as feedstock for fiber and resins production and are also sold on the merchant market for use in nylon and acrylic fiber, nylon and ABS plastic, synthetic resins, synthetic lubricants, paper chemicals and plasticizers.

Solutia was incorporated in Delaware in April 1997 to hold most of the chemical businesses of the former Monsanto Company, now known as Pharmacia Corporation, a wholly owned subsidiary of Pfizer Inc. On September 1, 1997, Pharmacia spun off Solutia by distributing Solutia’s shares as a dividend to its stockholders. Solutia became an independent publicly held company as a result of the spinoff.

Solutia’s principal executive offices are located at 575 Maryville Centre Drive, P.O. Box 66760, St. Louis, Missouri 63166-6760, and its telephone number is (314) 674-1000.

The Plan of Reorganization

On December 17, 2003, Solutia and its 14 U.S. subsidiaries (the “Debtors”) filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code (the “Bankruptcy Code”) in the U.S. Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”). The cases were consolidated for joint administration purposes only and were assigned a lead case number 03-17949 (PCB). Solutia’s subsidiaries outside the United States were not included in the Chapter 11 filing.

On          , 2007, the Debtors filed with the Bankruptcy Court their fifth amended plan of reorganization and accompanying disclosure statement. The Bankruptcy Court approved the disclosure statement on          , 2007. A hearing on confirmation of the plan is scheduled for December 4, 2007.

Through the plan, Solutia intends to restructure its existing capital structure, streamline operations, reduce costs and obtain relief from the negative financial impact of liabilities relating to litigation, environmental remediation, certain post-retirement benefits and liabilities under certain operating contracts (all of which were assumed at the time of its spinoff in 1997).

To effectuate Solutia’s restructuring and emergence from bankruptcy as a viable company, the plan provides for the treatment of claims of creditors and interests of equity holders. The plan is founded on the integrated settlements between and among Solutia and its key constituencies, including the official committee of unsecured creditors, the official committee of retirees and the official committee of equity security holders. In furtherance of the restructuring, Solutia also proposes to raise new equity capital through two rights offerings to be implemented under the plan, as described herein and in the disclosure statement.

In satisfaction of creditor claims and stockholder interests, under the plan, (1) certain of Solutia’s creditors will be paid in cash or have their claims reinstated on the effective date of the plan; (2) 29,024,446 shares of new common stock will be issued to Solutia’s general unsecured creditors and noteholders who hold the two series of unsecured public notes issued prior to Solutia’s bankruptcy; (3) 1,221,492 shares of new common stock will be contributed to a trust for the benefit of Solutia’s retirees; (4) 597,500 shares of new common stock, representing 1% of the total new common stock, will be issued to holders of at least 175 shares of common stock; (5) up to 18,749,062 shares of new common stock will be sold to general unsecured creditors and noteholders pursuant to a rights offering (the “Creditor Rights Offering”), which will be backstopped by certain of these parties (the “Backstop Group”) and who will also have the option of purchasing up to 2,812,359 shares of the total number of shares of new common stock underlying the Creditor Rights Offering; (6) 10,157,500 shares of new common stock, or 17% of the total new common stock, will be sold pursuant to another rights offering (the “Equity Rights Offering”) to holders of at least 11 shares of common stock; and (7) Solutia will apply all of the proceeds that it receives from the Equity Rights Offering to fund its obligation to Monsanto. If the proceeds received by Solutia from the Equity Rights Offering are less than $175 million, Solutia will (i) pay to Monsanto all of the proceeds from the Equity Rights Offering and (ii) issue to Monsanto any shares of new common stock that are not subscribed for in the

Equity Rights Offering. The plan further provides that holders of at least 24 shares of common stock will be entitled to receive their pro rata share of five-year warrants to purchase up to 7.5% of the new common stock at an exercise price of $      , pursuant to the terms of a warrant agreement.

The plan also provides that holders of at least 107 shares of common stock will be entitled to purchase allowed general unsecured claims of less than $100,000 (subject to holders of such claims electing to sell their claims) for cash in an amount equal to 52.35% of the allowed amount of such claims, including the attendant right to participate in the rights offering available to holders of these claims.

Under the plan of reorganization, Solutia is not required to make distributions of fractional shares of new common stock, rights under the Equity Rights Offering, warrants or rights to purchase allowed general unsecured claims of less than $100,000. Therefore, only stockholders holding the requisite number of shares of common stock enumerated above will be entitled to receive any distributions under the plan or to participate in the relevant offering.

The Creditor Rights Offering

Through the Creditor Rights Offering, Solutia intends to raise $250 million in new equity capital through (1) the proposed sale of 15,936,703 shares of new common stock to participating eligible general unsecured creditors and noteholders, on a pro rata basis, at an exercise price of $13.33, which represents a 33.33% discount to the per share value of new common stock under the plan of reorganization at $20.00 and (2) up to 2,812,359 shares of new common stock offered to the Backstop Group under the Creditor Rights Offering also at an exercise price of $13.33 in addition to any shares of new common stock purchased pursuant to the backstop commitment. If any of the eligible creditors or noteholders do not subscribe for all of their pro rata allocation of the shares of new common stock for which they are entitled to subscribe, other eligible creditors or noteholders may elect to subscribe for the unsubscribed for shares. If the total number of shares subscribed for in this oversubscription option exceeds the number of shares being offered, the number of shares that such oversubscribing creditor may purchase will be reduced on a pro rata basis based on the allowed amount of the creditor’s claim. If there are any unsubscribed shares of new common stock on the Creditor Rights Offering expiration date, the Backstop Group has agreed to purchase these shares. In exchange for their agreement to backstop the Creditor Rights Offering, the Backstop Group will receive a fee of $      million and the right to purchase the 2,812,359 shares of new common stock referred to above. The registration statement of which this prospectus forms a part relates to the proposed sale of new common stock offered under the Creditor Rights Offering.

We intend to file a registration statement on Form S-3 for any shares of new common stock to be sold to the Backstop Group through the Creditor Rights Offering, such that the Backstop Group will be able to trade the shares of new common stock when such related registration statement becomes effective. In addition, the registration statement on Form S-3 will also register shares of new common stock for resale if any new common stock is distributed to Monsanto if the Equity Rights Offering (as described below) is not fully subscribed.

The Equity Rights Offering

Through the Equity Rights Offering, holders of at least 11 shares of common stock will be entitled to purchase, on a pro rata basis, 10,157,500 shares of new common stock for an exercise price of $17.23. If any of the eligible stockholders do not subscribe for all of their pro rata allocation of the shares of new common stock for which they are entitled to subscribe, other eligible stockholders may elect to subscribe for the unsubscribed for shares. If the total number of shares subscribed for in this oversubscription option exceeds the number of shares being offered, the number of shares that such oversubscribing stockholders may purchase will be reduced on a pro rata basis. Solutia will apply all of the proceeds that it receives from the Equity Rights Offering to fund its obligation to Monsanto. If the proceeds received by Solutia from the Equity Rights Offering are less than $175 million, Solutia will (i) pay to Monsanto all of the proceeds from the Equity Rights Offering and (ii) issue to Monsanto any shares of new common stock that are not subscribed for in the

Equity Rights Offering. The registration statement of which this prospectus forms a part relates to the proposed sale of new common stock offered by Solutia under the Equity Rights Offering.

THE RIGHTS OFFERINGS

Creditor Rights	Each eligible creditor and noteholder shall be entitled to purchase up to its pro rata share of the 15,936,703 shares of new common stock made available pursuant to the Creditor Rights Offering. An additional 2,812,359 shares of new common stock underlying the Creditor Rights Offering may be purchased by the Backstop Group, at their election. In addition, if the rights offering is under-subscribed, eligible creditors and noteholders through the exercise of additional rights may elect to purchase additional shares, provided that they have already exercised the maximum amount of their initial rights.

If any of the eligible creditors do not subscribe for all of their pro rata allocation of the shares of new common stock for which they are entitled to subscribe, other eligible creditors may elect to subscribe for the unsubscribed for shares. If the total number of shares subscribed for pursuant to this oversubscription option exceeds the number of shares being offered, the number of shares that each oversubscribing creditor or noteholder may purchase will be reduced on a pro rata basis based on the allowed amount of the creditor’s claim.

Equity Holder Rights	Each eligible stockholder shall be entitled to purchase up to its pro rata share of the 10,157,500 shares of new common stock made available pursuant to the Equity Rights Offering. In addition, if the rights offering is under-subscribed, eligible stockholders through the exercise of additional rights may elect to purchase additional shares, provided that they have already exercised the maximum amount of their initial rights.

If any of the stockholders do not subscribe for all of their pro rata allocation of the shares of new common stock for which they are entitled to subscribe, other eligible stockholders may elect to subscribe for the unsubscribed for shares. If the total number of shares subscribed for pursuant to this oversubscription option exceeds the number of shares being offered, the number of shares that each oversubscribing stockholder may purchase will be reduced on a pro rata basis based on the number of shares owned by each participating stockholder.

Exercise Prices	$13.33 per share for the rights issued to our creditors under the Creditor Rights Offering and $17.23 per share for the rights issued to our stockholders under the Equity Rights Offering.

Record Date	, 2007 for the Creditor Rights Offering and the Equity Rights Offering.

Expiration Date	The rights expire, if not previously exercised, at 5:00 p.m., New York City time, on , 2007 for the Creditor Rights Offering and the Equity Rights Offering, unless the exercise period is extended by us. We currently do not intend to extend the exercise period.

Use of Proceeds	The proceeds from the Creditor Rights Offering will be $250 million, of which $175 million be used to fund a VEBA trust for the benefit of Solutia’s retirees and the remaining $75 million will be contributed to SFC LLC, a special purpose, tax-efficient, bankruptcy remote subsidiary of Solutia established for the purpose of funding certain of Solutia’s retained environmental and other legacy liabilities allocated by Solutia and Monsanto between themselves. The proceeds from the Equity Rights Offering will be up to $175 million. Solutia will apply all of the proceeds that it receives from the Equity Rights Offering to fund its obligation to Monsanto. If the proceeds received by Solutia from the Equity Rights Offering are less than $175 million, Solutia will (i) pay to Monsanto all of the proceeds from the Equity Rights Offering and (ii) issue to Monsanto any shares of new common stock that are not subscribed for in the Equity Rights Offering.

Transferability of Rights	Pursuant to the plan, the rights are not transferable independently of the underlying unsecured claims or equity interests from which such rights arise. Rights may be exercised only by or through the eligible claimant or stockholder entitled to exercise such rights on the record date. Any such independent transfer or attempted transfer of the rights will be null and void and the Debtors will not treat any purported transferee as the holder of any rights. Once the rights are exercised, such exercise will not be permitted to be revoked.

Procedures for Exercise	For those eligible creditors (other than noteholders) and stockholders holding claims or shares of common stock in their own name:

(i)  Each such eligible creditor or stockholder that intends to exercise its rights shall designate such intention on its rights exercise form and such designation shall be non-binding. In addition, any eligible creditor or stockholder that exercises all rights initially allocated to it may indicate on its rights exercise form how many additional shares of new common stock such eligible creditor or stockholder wishes to purchase if all of the rights in the respective rights offering are not initially subscribed for. If any eligible creditor or stockholder fails to deliver a duly completed rights exercise form so that such form is actually received by the subscription agent on or before the expiration date, such eligible creditor or stockholder shall be deemed to have relinquished and waived its rights.

(ii)  Following the receipt of the rights exercise forms, the subscription agent will create an invoice indicating the number of shares subscribed for by the participating creditor or stockholder, the total exercise price to be paid therefore and the payment instructions. As soon as practicable after the registration statement filed with the SEC on Form S-1 is declared effective by the SEC, the subscription agent will send the subscription invoices to the participating creditors and stockholders.

(iii) Upon receipt of the subscription invoice setting forth the total exercise price listed, each eligible creditor or stockholder must arrange for payment of the total exercise price to the subscription account, either by wire transfer or by certified bank or cashier’s check delivered to the subscription agent to be received on or prior to the payment deadline.

For those noteholders and eligible stockholders holding notes or shares of common stock through a nominee:

(i)  To exercise its rights, such holder must provide instructions to its bank, broker, or other nominee or its agent. The bank, broker, or other nominee or agent, in turn, must then convey the instruction through DTC’s ASOP system on or before the expiration date.

(ii)  Following the receipt of the rights exercise forms, the subscription agent will create an invoice indicating the number of shares subscribed for by the participating noteholder or stockholder, the total exercise price to be paid therefore and the payment instructions. As soon as practicable after the registration statement filed with the SEC on Form S-1 is declared effective by the SEC, the subscription agent will send the subscription invoices to the nominee for the participating creditors and stockholders.

(iii) Upon receipt of the subscription invoice with the total exercise price, each eligible noteholder or stockholder must pay the total exercise price by the payment deadline either by wire transfer in accordance with the wire instructions set forth on the rights exercise form, or by certified bank or cashier’s check delivered to the subscription agent.

If the subscription agent for any reason does not receive a duly completed rights exercise form or equivalent instructions from DTC on or prior to the expiration date, then each such eligible participant shall be deemed to have relinquished and waived its right to participate in the relevant rights offering. Each creditor, noteholder or stockholder intending to participate in the relevant rights offering must affirmatively elect to exercise its rights by the expiration date.

Issuance of New Common Stock	If you properly exercise your rights, you will be deemed to own the shares immediately on the effective date of Solutia’s plan of reorganization.

No Recommendation	Neither we nor our board of directors has made any recommendation as to whether you should exercise your rights. You should make those decisions based upon your own assessment of your best interests.

NYSE Stock Exchange Listing of Our New Common Stock	We anticipate that our new common stock will be listed on the NYSE under the symbol “ .”

Tax Consequences of Rights Offering	You generally should not recognize gain or loss on the receipt, exercise or lapse of your rights for U.S. federal income tax purposes. You should consult your own tax advisor regarding the proper treatment of the rights in your particular circumstances.

Subscription Agent	We have appointed Financial Balloting Group LLC to act as the subscription agent for the rights offerings.

Risk Factors	You should read “Risk Factors” beginning on page 16 before you exercise rights.

KEY DATES TO KEEP IN MIND

Record Date	, 2007 for the Creditor Rights Offering and the Equity Rights Offering.

Expiration Date	The rights expire, if not previously exercised, at 5:00 p.m., New York City time, on , 2007 for the Creditor Rights Offering and the Equity Rights Offering, unless the exercise period is extended by us. Any rights unexercised at the end of the exercise period will expire without any payment to the holders of those unexercised rights.

RISK FACTORS

You should consider carefully all of the information set forth in this prospectus and the documents incorporated by reference herein, unless expressly provided otherwise, and, in particular, the risk factors described below and those described in our Annual Report on Form 10-K for the year ended December 31, 2006 and certain of our other filings with the SEC. In addition, those risks described below, elsewhere in this prospectus and in any document incorporated by reference herein are not the only ones we face. Such risks are considered to be the most material. However, there may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

Risks Related to Emergence from Bankruptcy

Our actual financial results may vary significantly from the projections filed with the Bankruptcy Court.

In connection with the plan process, the Debtors were required to prepare projected financial information to demonstrate to the Bankruptcy Court the feasibility of the plan and the ability of the Debtors to continue operations upon emergence from bankruptcy. As filed with the Bankruptcy Court most recently on          , 2007, which also was furnished to the SEC, and as part of the disclosure statement ultimately approved by the Bankruptcy Court, the projections reflected numerous assumptions concerning anticipated future performance and prevailing and anticipated market and economic conditions that were and continue to be beyond our and the other Debtors’ control and that may not materialize. Projections are inherently subject to uncertainties and to a wide variety of significant business, economic and competitive risks. Our actual results will vary from those contemplated by the projections for a variety of reasons, including the fact that upon our emergence from bankruptcy we expect to incorporate the provisions of AICPA SOP 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code,” regarding fresh-start reporting. The fresh-start reporting provisions are only applied as of the emergence date, and are expected to have a material impact on the Company’s financial statements. As indicated in the disclosure statement, the projections did not appropriately apply the fresh-start reporting provisions given the information was not available as of the filing date of these projections. Therefore variations from those projections may be material. Neither these projections nor any version of the disclosure statement should be considered or relied upon in connection with the purchase of our new common stock.

Because our historical consolidated financial statements are expected to reflect fresh-start reporting adjustments to be made following emergence from bankruptcy, as well as any effects of the transactions contemplated by the plan, financial information in our future financial statements will not be comparable to Solutia’s financial information from prior periods.

Following emergence from Chapter 11, we expect to adopt fresh-start reporting in accordance with SOP 90-7, pursuant to which our reorganization value, which represents the fair value of the entity before considering liabilities and approximates the amount a willing buyer would pay for the assets of the entity immediately after the reorganization, will be allocated to the fair value of assets in conformity with Statement of Financial Accounting Standards No. 141, Business Combinations, using the purchase method of accounting for business combinations. We will state liabilities, other than deferred taxes, at a present value of amounts expected to be paid. The amount remaining after allocation of the reorganization value to the fair value of identified tangible and intangible assets will be reflected as goodwill, which is subject to periodic evaluation for impairment. In addition, under fresh-start reporting the accumulated deficit will be eliminated. In addition to the adoption of fresh-start reporting, our post-emergence consolidated financial statements will reflect any effects of the transactions contemplated. Thus, our future balance sheets and results of operations will not be comparable in many respects to balance sheets and consolidated statements of operations data for periods prior to the adoption of fresh-start reporting and prior to accounting for the effects of the reorganization. The lack of comparable historical information may discourage investors from purchasing our new common stock. Additionally, the financial information incorporated by reference into this prospectus may not be indicative of future financial information.

Risks Related to Ownership of Our New Common Stock

The market price of our new common stock is subject to volatility.

The market price of our new common stock could be subject to wide fluctuations in response to numerous factors, many of which are beyond our control. These factors include actual or anticipated variations in our operational results and cash flow, our and our competitors’ earnings, changes in financial estimates by securities analysts, trading volume, market conditions in the industry, the general state of the securities markets and the market for stocks of companies in our industry, governmental legislation or regulation and currency and exchange rate fluctuations, as well as general economic and market conditions, such as recessions.

A liquid trading market for our new common stock may not develop.

We intend to apply to list our new common stock on the New York Stock Exchange. However, we may not be able to satisfy the requirements for listing our new common stock on the exchange. Even if we are able to list our new common stock on the New York Stock Exchange, a liquid trading market for our new common stock may not develop or be sustained. The liquidity of the trading market for our new common stock will depend, among other things, upon the number of holders of our new common stock, our financial performance and the number of research analysts covering Solutia, none of which can be determined or predicted with certainty.

Substantial sales of or trading in our new common stock could occur in connection with emergence from bankruptcy, which could cause our stock price to be adversely affected.

Shares distributed in connection with the plan generally may be sold in the public markets or under registration rights agreements initially with Monsanto and the Backstop Group, which we refer to as the “Registration Rights Agreements,” described herein under “The Reorganization — Registration Rights Agreements,” immediately following our emergence from bankruptcy or thereafter from time to time. Some of our creditors or other investors who receive shares of our new common stock in connection with the plan may sell our shares shortly after emergence from bankruptcy for any number of reasons. The sale of significant amounts of our new common stock or substantial trading in our new common stock or the perception in the market that substantial trading in our new common stock will occur may adversely affect the market price of our new common stock.

Certain holders of claims may acquire a substantial amount of our new common stock upon consummation of the plan.

During the chapter 11 cases, there is no limitation on the trading of claims. Accordingly, upon consummation of the plan, certain holders of claims are likely to receive distributions of our new common stock representing a substantial amount of the outstanding shares of our new common stock. If holders of a significant number of shares of our new common stock were to act as a group, they could be in a position to control the outcome of actions requiring stockholder approval, including, among other things, election of directors. This concentration of ownership could also facilitate or hinder a negotiated change of control of Solutia and, consequently, impact the value of our new common stock. Furthermore, the possibility that one or more holders of a significant number of shares of our new common stock may sell all or a large portion of its shares of new common stock in a short period of time may adversely affect the trading prices of our new common stock.

The resale of shares of our new common stock registered by this prospectus may adversely affect the market price of our new common stock.

We intend to file a registration statement on Form S-3 for any shares of new common stock to be sold to the Backstop Group through the Creditor Rights Offering, such that the Backstop Group will be able to trade the shares of new common stock when the registration statement becomes effective. In addition, in the event that the Equity Rights Offering is not fully subscribed, the registration statement on Form S-3 will also register for resale shares of new common stock, distributed to Monsanto by Solutia in partial settlement of Monsanto’s

claims. Giving effect to the transactions contemplated by the plan, approximately     % of all of our outstanding securities will be registered for resale. The ability of the Backstop Group and Monsanto to sell a large number of shares upon our emergence from bankruptcy and at any time thereafter could be adversely disruptive to the trading price of our new common stock.

We do not expect to pay dividends on our new common stock for the foreseeable future.

The payment of any future dividends to our stockholders will depend on decisions that will be made by our board of directors and will depend on then existing conditions, including our operating results, financial condition, contractual restrictions, corporate law restrictions, capital agreements, the applicable laws of the State of Delaware and business prospects. Currently, Solutia’s existing debtor-in-possession financing facility prohibits the payment of dividends. The debtor-in-possession financing facility will be refinanced through an exit financing facility, which we refer to as the “Exit Financing Facility.’’ The Exit Financing Facility may prohibit the payment of dividends. We do not expect to pay dividends for the foreseeable future.

Provisions in Delaware law, our amended and restated certificate of incorporation and bylaws may discourage, delay or prevent a change in control of our company or changes in our management and therefore depress the trading price of our new common stock.

Our amended and restated certificate of incorporation and bylaws, which will be effective upon our emergence from bankruptcy, will contain provisions that could depress the trading price of our new common stock by acting to discourage, delay or prevent a change in control of our company or changes in our management that our stockholders may deem advantageous.

Additionally, we are subject to Section 203 of the Delaware General Corporation Law, which we refer to as the “DGCL,” which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any “interested” stockholder for a period of three years following the date on which the stockholder became an “interested” stockholder and which may discourage, delay or prevent a change in control of our company. See “Description of Capital Stock — Anti-Takeover Effects of Provisions of the DGCL and Provisions to Be Included In Our Amended and Restated Certificate of Incorporation and Bylaws.”

We will have significant indebtedness upon our emergence from bankruptcy.

Upon emergence from bankruptcy, we will have a significant amount of indebtedness. Specifically, we expect to have an Exit Financing Facility of up to $2.0 billion (including undrawn availability on our revolving loan facility), including some combination of institutional term loans, a revolving loan facility, a letter of credit facility, high yield bonds and/or second lien loans. The significant indebtedness that we will have upon our emergence from bankruptcy could have important consequences, including the following:

•	We will have to dedicate a significant portion of our cash flow to making interest and principal payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions or other general corporate purposes.

•	The post-emergence levels of indebtedness may make us less attractive to potential acquirers or acquisition targets.

•	The post-emergence levels of indebtedness may limit our flexibility to adjust to changing business and market conditions, and make us more vulnerable to a downturn in general economic conditions as compared to competitors that may be less leveraged.

•	As described in more detail below, the documents providing for our post-emergence indebtedness will contain restrictive covenants that may limit our financing and operational flexibility.

•	The post-emergence levels of indebtedness, which include outstanding indebtedness that is unimpaired under the plan, as well as new indebtedness incurred pursuant to the Exit Financing Facility, may make it more difficult for us to satisfy our obligations with respect to our other outstanding indebtedness that is unimpaired under the plan.

Furthermore, our ability to satisfy our debt service obligations will depend, among other things, upon our future operating performance and ability to refinance indebtedness when necessary. These factors depend partly on economic, financial, competitive and other factors beyond our control. We may not be able to generate sufficient cash from operations to meet our debt service obligations as well as fund necessary capital expenditures, pension funding obligations and investments in research and development. In addition, if we need to refinance our debt, obtain additional financing or sell assets or equity, we may not be able to do so on commercially reasonable terms, if at all.

Our operations may be restricted by the terms of our exit financing facility.

Our Exit Financing Facility is likely to include a number of significant restrictive covenants. These covenants could impair our financing and operational flexibility and make it difficult for us to react to market conditions and satisfy our ongoing capital needs and unanticipated cash requirements. Specifically, such covenants may restrict our ability and, if applicable, the ability of our subsidiaries to, among other things:

•	incur additional debt;

•	make certain investments;

•	enter into certain types of transactions with affiliates;

•	limit dividends or other payments by our restricted subsidiaries to us;

•	use assets as security in other transactions;

•	pay dividends on our new common stock or repurchase our equity interests;

•	sell certain assets or merge with or into other companies;

•	guarantee the debts of others;

•	enter into new lines of business;

•	make capital expenditures;

•	prepay, redeem or exchange our debt; and

•	form any joint ventures or subsidiary investments.

In addition, the Exit Financing Facility may require us to periodically meet various financial ratios and tests, including maximum leverage, minimum net worth and interest coverage levels. These financial covenants and tests could limit our ability to react to market conditions or satisfy extraordinary capital needs and could otherwise restrict our financing and operations.

Our ability to comply with the covenants and other terms of the Exit Financing Facility will depend on our future operating performance. If we fail to comply with such covenants and terms, we would be required to obtain waivers from our lenders to maintain compliance under the Exit Financing Facility. If we are unable to obtain any necessary waivers and the debt under the Exit Financing Facility is accelerated, it would have a material adverse effect on our financial condition and future operating performance.

Risks Related to the Rights Offerings

Stockholders who do not fully exercise their rights will have their interests diluted by stockholders who do exercise their rights.

The rights offerings will result in our issuance of an additional          shares of our new common stock. If you choose not to fully exercise your rights prior to the expiration of the relevant rights offering, your relative ownership interest in us will be diluted. Rights holders who do not exercise or sell their rights prior to the expiration of the relevant rights offering will lose any value represented by their rights.

The exercise price was set by agreement among the company and representatives of its various stakeholder constituencies and is not necessarily an indication of our value or the value of our new common stock.

The exercise price is the initial per share price for the new common stock being distributed to creditors and equity interest holders under Solutia’s plan of reorganization. If you are an eligible creditor or noteholder, your exercise price is $13.33 per share. If you are an eligible stockholder, your exercise price is $17.23 per share. These prices were set by agreement among the company and the representatives of its various stakeholder constituencies. These exercise prices were not intended to bear any relationship to the historical or projected price of our common stock or our past or future operations, cash flows, net income, current financial condition, the book value of our assets or any other established criteria for value. As a result, the exercise prices should not be considered an indication of the actual value of our company or of our new common stock.

The price of our new common stock may decline before or after the expiration of the rights offerings.

We cannot assure you that the public trading market price of our new common stock will not decline below the exercise price after you elect to exercise your rights. If that occurs, you will have committed to buy shares at a price above the prevailing market price, and you will suffer an immediate unrealized loss on those shares as a result. Moreover, we cannot assure you that following the exercise of rights you will be able to sell your shares at a price equal to or greater than the exercise price.

We may terminate the rights offerings at any time prior to the expiration of the offer period, and neither we nor the subscription agent will have any obligation to you except to return your exercise payments.

We may, in our sole discretion, decide not to continue with the rights offerings or terminate the rights offerings prior to the expiration of the offer period. If the rights offerings are terminated, the subscription agent will return as soon as possible all exercise payments, without interest.

You must act promptly and follow instructions carefully if you want to exercise your rights.

Eligible participants and, if applicable, brokers, banks or other nominees acting on their behalf, who desire to purchase new common stock in the rights offerings must act promptly to ensure that all required rights exercise forms are actually received prior to the expiration of the relevant rights offering and that all payments are actually received prior to the payment deadline by the subscription agent, Financial Balloting Group LLC. The time period to exercise rights is limited. If you or your broker fails to complete and sign the required rights exercise forms, sends an incorrect payment amount or otherwise fails to follow the procedures that apply to the exercise of your rights, we may, depending on the circumstances, reject your exercise of rights or accept it only to the extent of the payment received. Neither we nor the subscription agent undertakes to contact you concerning, or attempt to correct, an incomplete or incorrect rights certificate or payment or contact you concerning whether a broker, bank or other nominee holds rights on your behalf. We have the sole discretion to determine whether an exercise properly follows the procedures that apply to the exercise of your rights.

If you elect to exercise your rights, your proposed acquisition of new common stock may be subject to notification obligations under the Hart-Scott-Rodino Act of 1976.

If as a result of exercising your rights you would hold shares of our new common stock worth in excess of $59.8 million, your proposed acquisition may trigger notification obligations under the Hart-Scott-Rodino Act of 1976, or the HSR Act, and all waiting periods under the HSR Act will need to have expired or otherwise been terminated before we can satisfy your exercise of rights. There can be no guarantee that the Federal Trade Commission and U.S. Department of Justice will allow the waiting periods to expire or terminate. You should consider seeking advice of legal counsel to determine the applicability of the HSR Act to your rights.

USE OF PROCEEDS

Our proceeds from the Creditor Rights Offering will be $250 million, of which $175 million be used to fund a VEBA trust for the benefit of Solutia’s retirees and the remaining $75 million will be contributed to SFC LLC, a special purpose, tax-efficient, bankruptcy remote subsidiary of Solutia established for the purpose of funding certain of Solutia’s retained environmental and other legacy liabilities allocated by Solutia and Monsanto between themselves. Our proceeds from the Equity Rights Offering will be $175 million. We intend to use all of the proceeds that we receive from the Equity Rights Offering (and any shares of common stock that are not subscribed for in the Equity Rights Offering) to satisfy the claims of Monsanto.

DIVIDEND POLICY

Solutia has not paid any dividends on its common stock in its last two fiscal years or subsequent interim periods and does not expect to pay dividends for the foreseeable future. Currently, Solutia’s existing debtor in possession financing facility, which will be refinanced through the Exit Financing Facility that will remain outstanding following our emergence from bankruptcy, may prohibit the payment of dividends. In addition to requiring a waiver or elimination of any such prohibition, the payment of any future dividends to our stockholders will depend on decisions that will be made by our board of directors and will depend on then existing conditions, including our financial condition, contractual restrictions, corporate law restrictions, capital requirements and business prospects.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of the capital stock of Solutia that will be in place immediately after the effective date of the Plan. This description also summarizes certain provisions of the DGCL.

Authorized Capital Stock

Solutia is expected to have authority to issue a total of 600,000,000 shares of capital stock, which we refer to as Solutia capital stock, consisting of:

•	500,000,000 shares of new common stock, par value $0.01 per share; and

•	100,000,000 shares of preferred stock, par value $0.01 per share.

Outstanding Capital Stock

The following capital stock is expected to be issued and outstanding:

•	59,750,000 shares of new common stock; and

•	no shares of preferred stock.

Rights and Preferences of Solutia Capital Stock

New Common Stock

Voting Rights

All shares of our new common stock have identical rights and privileges. The holders of shares of our new common stock are entitled to vote on all matters submitted to a vote of our stockholders, including the election of directors. On all matters to be voted on by holders of shares of our new common stock, the holders will be entitled to one vote for each share of our new common stock held of record, and will have no cumulative voting rights.

Dividend Rights

Subject to limitations under Delaware law, preferences that may apply to any outstanding shares of preferred stock and contractual restrictions, holders of our new common stock are entitled to receive ratably dividends or other distributions when and if declared by Solutia’s board of directors. Solutia’s Exit Financing Facility, which will be funded upon our emergence from bankruptcy may prohibit the payment of dividends. In addition to requiring a waiver or elimination of any such prohibition, the payment of any future dividends to our stockholders will depend on decisions that will be made by our board of directors and will depend on then existing conditions, including our financial condition, contractual restrictions, corporate law restrictions, capital requirements and business prospects. The ability of our board of directors to declare dividends also will be subject to the rights of any holders of outstanding shares of our preferred stock and the availability of sufficient funds under the DGCL to pay dividends. For a more complete description of the dividend rights of holders of shares of our preferred stock, see “— Blank Check Preferred Stock” below. For a more complete description of our dividend policy, see “Dividend Policy.”

Liquidation Preference

In the event of a liquidation, dissolution or winding up of Solutia, after the payment in full of all amounts owed to our creditors and holders of any outstanding shares of our preferred stock, the remaining assets of Solutia will be distributed ratably to the holders of shares of our new common stock. The rights, preferences and privileges of holders of shares of our new common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which Solutia may designate and issue in the future without stockholder approval.

Other Rights

Holders of our new common stock do not have pre-emptive, subscription, redemption or conversion rights.

Blank Check Preferred Stock

Under the terms of the amended and restated certificate of incorporation, the Solutia board of directors may be authorized to issue from time to time up to an aggregate of 100,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions. If our board of directors decides to issue shares to persons supportive of current management, this could render more difficult or discourage an attempt to obtain control of the company by means of a merger, tender offer, proxy contest or otherwise. Authorized but unissued shares also could be used to dilute the stock ownership of persons seeking to obtain control of Solutia.

Anti-Takeover Effects of Provisions of the DGCL and Provisions to be Included in Our Amended and Restated Certificate of Incorporation and Bylaws

The DGCL contains, and our amended and restated certificate of incorporation and bylaws may contain, a number of provisions which may have the effect of discouraging transactions that involve an actual or threatened change of control of Solutia. In addition, provisions of our amended and restated certificate of incorporation and bylaws may be deemed to have anti-takeover effects and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in his, her or its best interest, including those attempts that might result in a premium over the market price of the shares held by our stockholders.

Section 203

We will be subject to Section 203 of the DGCL unless our amended and restated certificate of incorporation provides otherwise. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years from the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained this status with the approval of the board or unless the business combination was approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years owned, 15% or more of the corporation’s voting stock. This statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to Solutia and, accordingly, may discourage attempts to acquire Solutia.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaw Provisions

Our certificate of incorporation and bylaws, as amended and restated, may provide for the following, which, in each case, may have the effect of discouraging transactions that involve an actual or threatened change of control of Solutia:

Removal of Directors; Vacancies

The amended and restated certificate of incorporation may provide that sitting directors of Solutia may be removed only for cause by a vote of a specified majority (which may be more than a simple majority) of our stockholders entitled to vote, and any vacancy occurring on the board may be filled only by a majority of the directors then in office, even though less than a quorum.

In addition, our certificates of incorporation, by-laws and other constituent documents will provide that so long as Monsanto owns 5% of our outstanding new common stock, it shall be entitled to nominate a director to our board of directors.

No Written Consent of Stockholders

Any action to be taken by our stockholders may be required to be effected at a duly called annual or special meeting and may not be effected by written consent.

Special Meetings of Stockholders

Special meetings of our stockholders may be called only by our board of directors or the chairman of our board of directors. Business to be transacted at a special meeting may be limited by the amended and restated bylaws to the purpose or purposes stated in the notice of the meeting.

Advance Notice Requirement

Stockholders must provide timely notice as specified in our amended and restated bylaws when seeking to:

•	bring business before an annual meeting of stockholders;

•	bring business before a special meeting of stockholders (if contemplated and permitted by the notice of a special meeting); or

•	nominate candidates for election at an annual meeting of stockholders.

To be timely, a stockholder’s notice must be received at our principal executive offices.

Supermajority Provisions

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares then entitled to vote at an election of directors, voting together as a single class, is required to amend a corporation’s certificate of incorporation or bylaws, unless the certificate of incorporation requires a greater percentage. The amended and restated certificate of incorporation may provide that the following provisions, among others, in the amended and restated certificate of incorporation and amended and restated bylaws may be amended only by a super-majority vote of all of the outstanding shares of Solutia’s capital stock then entitled to vote:

•	the prohibition on stockholder action by written consent;

•	the ability to call a special meeting of stockholders being vested in the board of directors or the chairman of the board;

•	provisions governing removal of directors and filling vacancies on the board;

•	the advance notice requirements for stockholder proposals and director nominations; and

•	the amendment provision requiring that the above provisions be amended only with an 80% supermajority vote.

In addition, subject to the foregoing, the amended and restated certificate of incorporation may grant the board of directors the authority to amend and repeal the bylaws without a stockholder vote in any manner not inconsistent with the laws of the State of Delaware or the amended and restated certificate of incorporation.

Transfer Agent and Registrar

The transfer agent and registrar for Solutia’s new common stock is American Stock Transfer & Trust Company.

Limitations on Liability and Indemnification of Directors and Officers

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. Our amended and restated certificate of incorporation is expected to limit the liability of directors to the fullest extent permitted by the DGCL. In addition, our amended and restated bylaws will provide that we must indemnify our directors and officers to the fullest extent permitted by the DGCL. Our amended and restated certificate of incorporation will include a provision that eliminates the personal liability of a director to Solutia for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to Solutia or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

The limitation of liability and indemnification provisions to be included in our amended and restated certificate of incorporation and our amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

THE RIGHTS OFFERINGS

Background of the Rights Offerings

On December 17, 2003, the Debtors filed voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court. The cases were consolidated for joint administration purposes only and were assigned a lead case number 03-17949 (PCB). Solutia’s subsidiaries outside the United States were not included in the Chapter 11 filing.

On          , 2007, the Debtors filed with the Bankruptcy Court their fifth amended plan of reorganization and accompanying disclosure statement. The Bankruptcy Court approved the disclosure statement on          , 2007. A hearing on confirmation of the plan is scheduled for December 4, 2007.

Through the plan, Solutia intends to restructure its existing capital structure, streamline operations, reduce costs and obtain relief from the negative financial impact of liabilities relating to litigation, environmental remediation, certain post-retirement benefits and liabilities under certain operating contracts (all of which were assumed at the time of its spinoff in 1997).

To effectuate Solutia’s restructuring and emergence from bankruptcy as a viable company, the plan provides for the treatment of claims of creditors and interests of equity holders. The plan is founded on the integrated settlements between and among Solutia and its key constituencies, including the official committee of unsecured creditors, the official retiree committee and the official committee of equity security holders. In furtherance of the restructuring, Solutia also proposes to raise new equity capital through two rights offerings to be implemented under the plan, as described herein and in the disclosure statement.

In satisfaction of creditor claims and stockholder interests, under the plan, (1) certain of Solutia’s creditors will be paid in cash or have their claims reinstated on the effective date of the plan; (2) 29,024,446 shares of new common stock will be issued to Solutia’s general unsecured creditors and noteholders who hold the two series of unsecured public notes issued prior to Solutia’s bankruptcy; (3) 1,221,492 shares of new common stock will be contributed to a trust for the benefit of Solutia’s retirees; (4) 597,500 shares of new common stock, representing 1% of the total new common stock, will be issued to holders of at least 175 shares of common stock; (5) up to 18,749,062 shares of new common stock will be sold to general unsecured creditors and noteholders pursuant to the Creditor Rights Offering, which will be backstopped by the Backstop Group and who will also have the option of purchasing up to 2,812,359 shares of the total number of shares of new common stock underlying the Creditor Rights Offering;

(6) 10,157,500 shares of new common stock, or 17% of the total new common stock, will be sold pursuant to the Equity Rights Offering to holders of at least 11 shares of common stock; and (7) Solutia will apply all of the proceeds that it receives from the Equity Rights Offering to fund its obligation to Monsanto. If the proceeds received by Solutia from the Equity Rights Offering are less than $175 million, Solutia will (i) pay to Monsanto all of the proceeds from the Equity Rights Offering and (ii) issue to Monsanto any shares of new common stock that are not subscribed for in the Equity Rights Offering. The plan further provides that holders of at least 24 shares of common stock will be entitled to receive their pro rata share of five-year warrants to purchase up to 7.5% of the new common stock at an exercise price of $     , pursuant to the terms of a warrant agreement.

The plan also provides that holders of at least 107 shares of common stock will be entitled to purchase allowed general unsecured claims of less than $100,000 (subject to holders of such claims electing to sell their claims) for cash in an amount equal to 52.35% of the allowed amount of such claims, including the attendant right to participate in the rights offering available to holders of these claims.

Under the plan of reorganization, Solutia is not required to make distributions of fractional shares of new common stock, rights under the Equity Rights Offering, warrants or rights to purchase allowed general unsecured claims of less than $100,000. Therefore, only stockholders holding the requisite number of shares of common stock enumerated above will be entitled to receive any distributions under the plan or to participate in the relevant offering.

The Creditor Rights Offering

Through the Creditor Rights Offering, Solutia intends to raise $250 million in new equity capital through (1) the proposed sale of 15,936,703 shares of new common stock to participating eligible general unsecured creditors and noteholders, on a pro rata basis, at an exercise price of $13.33, which represents a 33.33% discount to the per share value of new common stock under the plan of reorganization at $20.00 and (2) up to 2,812,359 shares of new common stock offered to the Backstop Group under the Creditor Rights Offering also at an exercise price of $13.33 in addition to any shares of new common stock purchased pursuant to the backstop commitment. If any of the eligible creditors or noteholders do not subscribe for all of their pro rata allocation of the shares of new common stock for which they are entitled to subscribe, other eligible creditors or noteholders may elect to subscribe for the unsubscribed for shares. If the total number of shares subscribed for in this oversubscription option exceeds the number of shares being offered, the number of shares that such oversubscribing creditor may purchase will be reduced on a pro rata basis based on the allowed amount of the creditor’s claim. If there are any unsubscribed shares of new common stock on the Creditor Rights Offering expiration date, the Backstop Group has agreed to purchase these shares. In exchange for their agreement to backstop the Creditor Rights Offering, the Backstop Group will receive a fee of $      million and the right to purchase the 2,812,359 shares of new common stock referred to above. The registration statement of which this prospectus forms a part relates to the proposed sale of new common stock offered under the Creditor Rights Offering.

We intend to file a registration statement on Form S-3 for any shares of new common stock to be sold to the Backstop Group through the Creditor Rights Offering, such that the Backstop Group will be able to trade the shares of new common stock when such related registration statement becomes effective. In addition, the registration statement on Form S-3 will also register shares of new common stock for resale if any new common stock is distributed to Monsanto if the Equity Rights Offering (as described below) is not fully subscribed.

The Equity Rights Offering

Through the Equity Rights Offering, holders of at least 11 shares of common stock will be entitled to purchase, on a pro rata basis, 10,157,500 shares of new common stock for an exercise price of $17.23. If any of the eligible stockholders do not subscribe for all of their pro rata allocation of the shares of new common stock for which they are entitled to subscribe, other eligible stockholders may elect to subscribe for the unsubscribed for shares. If the total number of shares subscribed for in this oversubscription option exceeds the number of shares being offered, the number of shares that such oversubscribing stockholders may purchase will be reduced on a pro rata basis. Solutia will apply all of the proceeds that it receives from the Equity Rights Offering to fund its obligation to Monsanto. If the proceeds received by Solutia from the Equity Rights Offering are less than $175 million, Solutia will (i) pay to Monsanto all of the proceeds from the Equity Rights Offering and (ii) issue to Monsanto any shares of new common stock that are not subscribed for in the Equity Rights Offering. The registration statement of which this prospectus forms a part relates to the proposed sale of new common stock offered by Solutia under the Equity Rights Offering.

Registration Rights Agreements

Solutia intends to enter into two separate registration rights agreements: the first between Solutia and the Backstop Group and the second between Solutia and Monsanto. Solutia anticipates that both registration rights agreements will provide for the registration of the resale of our new common stock by the Backstop Group and Monsanto, respectively. Generally, both of the registration rights agreements will also likely require that we use commercially reasonable efforts to cause the registration statement to become effective by          , 2007.

Among other things, Solutia anticipates that the terms of the registration rights agreement with the Backstop Group will provide for the following:

•	we will be required to file a registration statement to effect the registration of the resale of the shares of our new common stock acquired pursuant to the Creditor Rights Offering by the Backstop Group, and their successors, assigns and transferees, on the effective date of the plan and all other of our shares acquired under the plan and pursuant to the Creditor Rights Offering by such persons that are required to be registered for resale under the Securities Act in connection with the resale thereof;

•	once the registration statement has been declared effective by the SEC, it shall be kept effective for two years after the later of (i) the initial effective date of such registration and (ii) the effective date of the plan;

•	in the event that the registration statement ceases to be effective, we will be required to use commercially reasonable efforts to:

•	cause a replacement registration statement to be filed with the SEC as promptly as practicable,

•	have that replacement registration statement declared effective by the SEC as promptly as practicable after its filing, and

•	cause that replacement registration statement to remain continually effective and properly supplemented and amended for two years following the first day of effectiveness of that replacement registration statement;

•	if we propose to file certain types of registration statements under the Securities Act with respect to an offering of our equity securities at a time when the registration statement, or a replacement thereof, is not effective, then we will be required to use commercially reasonable efforts to offer the other parties to the Registration Rights Agreement the opportunity to register all or part of their shares on the terms and conditions set forth in the Registration Rights Agreement.

•	we will provide representations and warranties and indemnities and contribution of the type that are customary in underwriting agreements for underwritten public offerings; and

•	the registration rights to be granted in the registration rights agreement will be subject to customary restrictions such as minimums, blackout periods and, if a registration is underwritten, any limitations on the number of shares to be included in the underwritten offering imposed by the managing underwriter. The registration rights agreement will also contain customary indemnification and contribution provisions, and certain limited representations and warranties made by us to the other parties to the registration rights agreement. Further details concerning these representations and warranties and the other terms of the registration rights agreement may be obtained through a review of the registration rights agreement, which will be filed as an exhibit to the registration statement of which this prospectus forms a part prior to the effectiveness thereof.

Among other things, Solutia anticipates that the terms of the registration rights agreement with Monsanto will provide for the following:

•	we will be required to file a registration statement to effect the registration of the resale of the shares of our new common stock acquired pursuant to the Equity Rights Offering by Monsanto;

•	if we propose to file certain types of registration statements under the Securities Act with respect to an offering of our equity securities, then we will be required to offer the other parties to the registration rights agreement the opportunity to register all or part of their shares on the terms and conditions set forth in the registration rights agreement;

•	we will provide representations and warranties and indemnities and contribution of the type that are customary in underwriting agreements for underwritten public offerings; and

•	the registration rights to be granted in the registration rights agreement will be subject to customary restrictions such as minimums, blackout periods and, if a registration is underwritten, any limitations on the number of shares to be included in the underwritten offering imposed by the managing underwriter. The registration rights agreement will also contain customary indemnification and contribution provisions, and certain limited representations and warranties made by us to the other parties to the registration rights agreement. Further details concerning these representations and warranties and the other terms of the registration rights agreement may be obtained through a review of the registration rights agreement, the form of which will be filed as an exhibit to the registration statement of which this prospectus forms a part prior to the effectiveness thereof.

Rights Offerings Procedures

Through the Creditor Rights Offering, each eligible creditor shall be entitled to purchase up to its pro rata share of the 18,749,062 shares of new common stock available pursuant to this offering; provided, however, that the number of shares available for the exercise of rights may be reduced by up to 2,812,359 shares if the Backstop Group exercises its option to purchase 15% of the new common stock available through this offering. Each eligible creditor’s pro rata share means the ratio of such eligible creditor’s rights participation claim amount to the aggregate amount of all eligible creditors’ rights participation claim amounts as of the record date. An eligible creditor’s “rights participation claim amount” means (a) for a noteholder, the amount of the noteholder’s claim on the record date and (b) for a general unsecured creditor, the amount of its claim listed on the rights exercise form, which shall equal the amount of its claim that is allowed for voting purposes or the amount adjudicated in an order of the Bankruptcy Court obtained by the claimant at least five days prior to the voting deadline for the plan.

Through the Equity Rights Offering, each eligible stockholder shall be entitled to purchase up to its pro rata share of the 10,157,500 shares of new common stock available pursuant to this offering. Each eligible stockholder’s pro rata share shall be a ratio (expressed as a percentage) of the number of shares of common stock held by such eligible stockholder as of the record date to the total number of shares of common stock outstanding on the record date. The formula for calculating how many initial shares an eligible stockholder may be able to purchase will be based on the following equation:

Number of shares of common stock held by the eligible stockholder as of the record date	x	0.09	=	Initial Shares (Round Down to the Nearest Whole Number)

Each eligible creditor, noteholder and stockholder will be sent a rights exercise form, which shall enable such eligible creditor, noteholder and stockholder to elect to purchase new common stock. The rights exercise form shall contain instructions for the proper completion, due execution, and timely delivery of the form to the subscription agent.

If any of the eligible creditor, noteholder and stockholder do not subscribe for all of their pro rata allocation of the shares of new common stock for which they are entitled to subscribe, other eligible creditors, noteholders and stockholders may elect to subscribe for the unsubscribed for shares. If the total number of shares subscribed for in this oversubscription option exceeds the number of shares being offered, the number of shares that such oversubscribing creditor, noteholder or stockholder may purchase will be reduced on a pro rata basis. No eligible creditor, noteholder or stockholder, however, will be granted or allowed to exercise any fractional rights.

Each right under the Creditor Rights Offering entitles the holder to purchase one share of new common stock for an exercise price of $13.33. Each right under the Equity Rights Offering entitles the holder to purchase one share of new common stock for an exercise price of $17.23. Any reference to a particular eligible creditor’s, noteholder’s or stockholder’s total exercise price shall mean the exercise price multiplied by the number of shares of new common stock such eligible creditor, noteholder or stockholder elected to purchase.

Each right can be exercised for one share of new common stock. Notwithstanding anything contained in the plan to the contrary, under no circumstances shall any creditor or holder of an equity interest that is not entitled to vote on the plan pursuant to the disclosure statement order have any rights to participate in these rights offerings.

Commencement/Expiration of the Rights Offering

The rights offerings shall commence on the day upon which the rights exercise forms are mailed to eligible creditors and stockholders. The Creditor Rights Offering shall expire on          , 2007. The Equity Rights Offering shall expire on          , 2007. Each eligible creditor, noteholder or stockholder intending to participate in the rights offerings must affirmatively elect to exercise its rights on or prior to the expiration date.

As promptly as practicable, and in any event not later than          business days with respect to the Creditor Rights Offering, following the expiration date, Solutia shall deliver, or cause to be delivered, to each eligible creditor or stockholder or, in the case of those eligible noteholder or stockholders whose shares are held through a bank, broker or other nominee, DTC, that has sought to exercise rights, a written statement specifying rights that were validly and effectively exercised by such eligible stockholder.

Exercise of Rights

Exercise of Rights

For those eligible creditors (other than noteholders) and stockholders holding claims or shares of common stock in their own name:

•	Each such eligible creditor or stockholder that intends to exercise its rights shall designate such intention on its rights exercise form and such designation shall be non-binding. In addition, any eligible creditor or stockholder that exercises all rights initially allocated to it may indicate on its rights exercise form how many additional shares of new common stock such eligible creditor or stockholder wishes to purchase if all of the rights in the respective rights offering are not initially subscribed for. If any eligible creditor or stockholder fails to deliver a duly completed rights exercise form so that such form is actually received by the subscription agent on or before the expiration date, such eligible creditor or stockholder shall be deemed to have relinquished and waived its rights.

•	Following the receipt of the rights exercise forms, the subscription agent will create an invoice indicating the number of shares subscribed for by the participating creditor or stockholder, the total exercise price to be paid therefore and the payment instructions. As soon as practicable after the registration statement filed with the SEC on Form S-1 is declared effective by the SEC, the subscription agent will send the subscription invoices to the participating creditors and stockholders.

•	Upon receipt of the subscription invoice setting forth the total exercise price listed, each eligible creditor or stockholder must arrange for payment of the total exercise price to the subscription account, either by wire transfer or by certified bank or cashier’s check delivered to the subscription agent to be received on or prior to the payment deadline.

For those noteholders and eligible stockholders holding notes or shares of common stock through a nominee:

•	To exercise its rights, such holder must provide instructions to its bank, broker, or other nominee or its agent. The bank, broker, or other nominee or agent, in turn, must then convey the instruction through DTC’s ASOP system on or before the expiration date.

•	Following the receipt of the rights exercise forms, the subscription agent will create an invoice indicating the number of shares subscribed for by the participating noteholder or stockholder, the total exercise price to be paid therefore and the payment instructions. As soon as practicable after the registration statement filed with the SEC on Form S-1 is declared effective by the SEC, the subscription agent will send the subscription invoices to the nominee for the participating creditors and stockholders.

•	Upon receipt of the subscription invoice with the total exercise price, each eligible noteholder or stockholder must pay the total exercise price by the payment deadline either by wire transfer in accordance with the wire instructions set forth on the rights exercise form, or by certified bank or cashier’s check delivered to the subscription agent.

If the subscription agent for any reason does not receive a duly completed rights exercise form or equivalent instructions from DTC on or prior to the expiration date, then each such eligible participant shall be deemed to have relinquished and waived its right to participate in the relevant rights offering. Each creditor, noteholder or stockholder intending to participate in the relevant rights offering must affirmatively elect to exercise its rights by the expiration date.

To facilitate the exercise of rights for eligible noteholders or stockholder that hold shares of common stock through a nominee, on the commencement date, the Debtors will deliver rights exercise forms to the record holders of such claims or interests, including, without limitation, brokers, banks, dealers, or other agents or nominees (the “Subscription Nominees”). Each Subscription Nominee will be entitled to receive sufficient copies of the rights exercise form for distribution to the beneficial owners of the claims or interests for whom such Subscription Nominee holds such claims or interests. The Subscription Nominees may use the rights exercise form provided or such other form as they may customarily use for the purpose of obtaining instructions with respect to the rights offering.

Disputes, Waivers, and Extensions

Any and all disputes concerning the timeliness, viability, form and eligibility of any exercise of rights shall be addressed in good faith by the Debtors, in consultation with the creditors’ committee and the equity committee and subject to a final determination by the Bankruptcy Court, whose determinations shall be final and binding. The Debtors, in consultation with the creditors’ committee and/or the equity committee and subject to Bankruptcy Court approval, may seek to waive any defect or irregularity, or permit a defect or irregularity to be corrected within such times as they may determine in good faith to be appropriate, or reject the purported exercise of any rights. Subscription instructions shall be deemed not to have been properly completed until all irregularities have been waived or cured within such time as the Debtors determine in their discretion reasonably exercised in good faith. The Debtors reserve the right, but are under no obligation, to give notice to any eligible stockholder regarding any defect or irregularity in connection with any purported exercise of rights by such eligible stockholder and the Debtors may, but are under no obligation to, permit such defect or irregularity to be cured within such time as they may determine in good faith, in consultation with the creditors’ committee and/or the equity committee and subject to Bankruptcy Court approval, to be appropriate; provided, however, that none of the Debtors, the subscription agent, or the creditors’ committee and/or equity committee shall incur any liability for failure to give such notification.

The Debtors, with the approval of the Bankruptcy Court, and the creditors’ committee and/or the equity committee, may extend the duration of the rights offerings or adopt additional detailed procedures to more efficiently administer the distribution and exercise of the rights.

Funds

The payments made in accordance with the rights offering shall be deposited and held by Financial Balloting Group, LLC, as the subscription agent, in escrow pending the effective date in an account or accounts (a) which shall be separate and apart from the subscription agent’s general operating funds and any other funds subject to any lien or any cash collateral arrangements and (b) which segregated account or accounts will be maintained for the purpose of holding the money for administration of the rights offering until the effective date. The subscription agent shall not use the funds for any other purpose other than to release the funds as directed by the Debtors on the effective date of the plan of reorganization and shall not encumber or permit the rights offering funds to be encumbered by any lien or similar encumbrance.

Issuance of New Common Stock

If an eligible creditor, noteholder or stockholder properly exercises its rights pursuant to the terms of these rights offerings procedures, such holder shall be deemed to own the shares of new common stock immediately on the effective date of the plan.

Waiver

Each creditor, noteholder or stockholder that participates in the rights offering shall be deemed by virtue of such participation to have waived and released, to the fullest extent permitted under applicable law, all rights, claims or causes of action against the Debtors, the reorganized Debtors, the creditors’ committee, the equity committee and the subscription agent arising out of or related to the receipt, delivery, disbursements, calculations, transmission, or segregation of cash, rights and shares of new common stock in connection with these rights offerings.

Transfer Restriction; Revocation

Pursuant to the plan, the rights are not transferable independently of the underlying claims or equity interests, from which such rights arise. Rights may only be exercised by or through the eligible creditor, noteholder or stockholder entitled to exercise such rights on the record date. Any such independent transfer or attempted transfer of the rights will be null and void and the Debtors will not treat any purported transferee as the holder of any rights. Once the eligible creditor, noteholder or stockholder has properly exercised its rights, such exercise will not be permitted to be revoked by such eligible creditor, noteholder or stockholder.

Inquiries and Transmittal of Documents; Subscription Agent

The exercise instructions contained in the rights exercise form should be carefully read and strictly followed.

Questions relating to these rights offerings should be directed to the subscription agent at the following phone number:

Financial Balloting Group LLC
646-282-1800

The risk of delivery of all documents and payments is on the eligible creditors, noteholders or stockholders electing to exercise their rights, and not on the Debtors or the subscription agent. If mail is used, it is recommended that a reputable overnight courier or insured registered mail be used and that a sufficient number of days be allowed to ensure delivery to the subscription agent before the expiration date.

Rights Offerings Conditioned Upon Confirmation of the Plan; Reservation of Rights

All exercises of rights are subject to and conditioned upon the confirmation of the plan and the occurrence of the effective date of the plan. Notwithstanding anything contained herein, the disclosure statement or the plan to the contrary, the Debtors and the reorganized Debtors reserve the right, in consultation with the creditors’ committee and the equity committee, to modify these procedures to comply with applicable laws.

SHARES OF NEW COMMON STOCK ISSUED IN THE
REORGANIZATION ELIGIBLE FOR FUTURE SALES

Because no shares of new common stock will be issued until the effectiveness of the plan of reorganization and the completion of the rights offerings, prior to this offering, there has been no public market for our new common stock. We cannot assure you that a significant public market for Solutia’s new common stock will develop or be sustained after this offering. Future sales of substantial amounts of our new common stock, including shares issued upon exercise of options or warrants, in the public market after this offering, or the perception that those sales could occur, could adversely affect the prevailing market price of our new common stock.

Upon the completion of the rights offering and after giving effect to the confirmation order and the plan of reorganization, there will be approximately          shares of our new common stock outstanding. Except as set forth below, all shares of new common stock outstanding after this offering will be freely tradeable without restriction or further registration under the Securities Act unless held by one of our “affiliates,” as that term is defined in Rule 144 under the Securities Act. Unless otherwise registered under the Securities Act, sales of shares of our common stock by affiliates will be subject to the volume limitations and other restrictions set forth in Rule 144.

New Common Stock Issued in Reliance on Section 1145 of the Bankruptcy Code

Under the plan of reorganization, (i) 59,750,000 shares of our new common stock will be distributed to certain holders of claims and interests and (ii) warrants to purchase up to 4,481,250 shares in the aggregate of our new common stock will be issued to holders of our equity interests as of          , 2007.

We will rely on section 1145(a)(1) and (2) of the Bankruptcy Code to exempt from the registration requirements of the Securities Act the offer and sale of such new common stock and warrants to purchase new common stock. Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under Section 5 of the Securities Act and state laws if certain requirements are satisfied. Section 1145(a)(2) of the Bankruptcy Code exempts the offer and sale of securities issued under 1145(a)(1) of the Bankruptcy Code, such as the warrants, from registration under Section 5 of the Securities Act and state laws if certain requirements are satisfied. These shares may be resold without registration unless the recipient is an “underwriter” with respect to those securities. Section 1145(b)(1) of the Bankruptcy Code defines an “underwriter” as any person who:

•	purchases a claim against, an interest in, or a claim for an administrative expense against the debtor, if that purchase is with a view to distributing any security received in exchange for such a claim or interest;

•	offers to sell securities offered under a plan of reorganization for the holders of those securities;

•	offers to buy those securities from the holders of the securities, if the offer to buy is:

•	with a view to distributing those securities; and

•	under an agreement made in connection with the plan of reorganization, the completion of the plan of reorganization, or with the offer or sale of securities under the plan of reorganization; or

•	is an “affiliate” of the issuer.

To the extent that persons who receive new common stock are deemed to be “underwriters,” resales by those persons would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Those persons would, however, be permitted to sell our new common stock or other securities without registration if they are able to comply with the provisions of Rule 144 under the Securities Act, as described further below.

New Common Stock Issued to the Backstop Group and Monsanto

Several institutions, which we refer to as the Backstop Group, have agreed, pursuant to a commitment agreement, to purchase those shares not subscribed to in the Creditor Rights Offering. Shares of new common stock issued to the Backstop Group are exempt from the registration requirements of Section 5 of the Securities Act pursuant to Section 4(2) thereof. The Backstop Group could be deemed to be an “underwriter” within the meaning of the Securities Act and therefore could not sell their shares of new common stock unless pursuant to registration under the Securities Act or compliance with an applicable exemption therefrom. In addition, we may issue shares of our new common stock to satisfy Monsanto’s claim. Depending on the number of shares of our new common stock received by Monsanto, Monsanto could be deemed to be an “affiliate” of ours within the meaning the Securities Act and therefore could be restricted from selling their shares of new common stock unless pursuant to registration under the Securities Act or compliance with an applicable exemption therefrom. Therefore, shares issued to the Backstop Group and Monsanto may not be freely tradeable. In accordance with the anticipated terms of certain registration rights agreements, within           days of our emergence from bankruptcy, we are required to use our commercially reasonable efforts to cause a shelf registration statement covering the resale of such new common stock to be declared effective by the SEC.

Stock Options and Other Stock Awards

The plan of reorganization contemplates the adoption of a new equity incentive plan under which shares of our new common stock, or options or other awards to purchase shares of our new common stock can be issued to, directors, management and other employees of ours. A total of           shares of new common stock will be reserved for issuance under the management compensation plan.

We expect to file registration statements on Form S-8 covering all of the shares of common stock issuable or reserved for issuance under the new equity incentive plan. Upon filing of the Forms S-8 applicable to each stock plan, the shares will be freely tradeable in the public market, subject to certain limitations applicable to affiliates.

PLAN OF DISTRIBUTION

We intend to distribute rights exercise forms and copies of this prospectus to certain of the holders of pre-petition claims and holders of our common stock. Our holders of pre-petition unsecured claims holding claims in the amount of at least $51.00 in certain classes under our plan of reorganization as of          , 2007 may be eligible to subscribe for shares of our new common stock at $13.33 per share. Our stockholders holding at least 11 shares of common stock as of          , 2007 may be eligible to subscribe for shares of our new common stock at $17.23 per share.

We have not employed any brokers, dealers or underwriters in connection with the solicitation or exercise of rights in the rights offering and, except as discussed above, no commissions, fees or discounts will be paid in connection with the rights offering. Certain of our officers and other employees may solicit responses from you, but those officers and other employees will not receive any commissions or compensation for their services other than their normal employment compensation.

We will pay all customary fees and expenses of the subscription agent and the information agent related to the rights offering, except for fees, applicable brokerage commissions, taxes and other expenses relating to the sale of rights by the subscription agent, all of which will be for the account of the transferor of the rights. We also have agreed to indemnify the subscription agent and the information agent from liabilities that they may incur in connection with the rights offering. All of the proceeds from the Equity Rights Offering will be solely for the Company’s benefit and may be used to satisfy claims of certain of our pre-petition unsecured creditors, who are not, in any event, selling stockholders under this registration statement.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general summary of the certain U.S. federal income tax consequences of the receipt of the rights in the rights offerings. This summary is based upon currently existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect.

This summary does not discuss all aspects of U.S. federal income taxation that may be important to particular recipients of rights in light of their individual investment circumstances or the U.S. federal come tax consequences to beneficial owners subject to special treatment under U.S. federal income tax laws such as banks and other financial institutions, governmental agencies, partnerships or other pass-through entities, regulated investment companies or real estate investment trusts, insurance companies, brokers, dealers in securities or foreign currency, traders that have elected mark-to-market accounting, tax-exempt organizations, certain former citizens or former long-term residents of the United States, persons subject to the alternative minimum tax, or non-U.S. persons, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not discuss any foreign, state, or local tax consequences, or any U.S. tax consequences other than U.S. federal income tax consequences.

No rulings or determinations of the IRS or any other taxing authority have been sought or obtained with respect to the tax consequences described herein, and the discussion below is not binding on the IRS or the courts. Accordingly, we cannot assure you that the IRS will not assert, or that a court will not sustain, a position different from any described herein.

This discussion is limited to U.S. holders who hold the property in respect of which they will receive rights, and who will hold the rights and the common stock into which the rights are exercisable, as a capital asset.

As used herein, the term “U.S. holder” means a recipient of rights that is, or is treated as, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (including any entity or arrangement treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (A) if a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all of its substantial decisions, or (B) if it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Rights Distributed in the Creditor Rights Offering and Equity Rights Offering

Rights Distributed to General Unsecured Creditors and Noteholders under the Plan

The tax treatment of a general unsecured creditor or noteholder that receives rights in the Creditor Rights Offering is unclear. The issuance of, and the exercise of or failure to exercise, the rights could be treated as an integrated transaction for U.S. federal income tax purposes and not as a transaction that is integrated with any of the other exchanges described in the plan. If so treated, a general unsecured creditor or noteholder that exercises a right could be treated as directly exchanging the subscription price for the common stock allocable to such right in an exchange in which the general unsecured creditor or noteholder recognizes no gain or loss. The general unsecured creditor or noteholder would then have a tax basis in the common stock received upon exercise of the rights equal to the subscription price paid therefor, and a holding period in such common stock beginning the day after the exercise.

The issuance of the rights could be treated for U.S. federal income tax purposes as a distribution of an independent piece of property under the plan. If so treated, the U.S. federal income tax treatment of the receipt of a right will depend in part on whether the right qualifies as a security. Treasury Regulations generally treat the right to acquire stock of the issuer as a security with a zero principal amount for purposes of the reorganization provisions of the Code. It is unclear whether the rights will qualify as “stock rights” described in these provisions. If the rights are treated as a security for tax purposes and the issuance of a right is treated as a part of a reorganization (i.e., the right is received in exchange for a security) then a general unsecured creditor or noteholder would not recognize gain or loss on receipt of the right. If the rights are not treated as a security for tax purposes, or the receipt of a right is not treated as part of a reorganization, then the value of the rights (if any) will be treated as other property giving rise to gain or possibly loss in the hands of the general unsecured creditor or noteholder. If you are a general unsecured creditor or noteholder receiving rights under the plan, you should consult your own tax advisor regarding the proper treatment of the rights in your particular circumstances.

Rights Distributed to Equity Holders under the Plan.

The exchange of equity interests in Solutia for rights and other property allocable to the equity holders under the plan should be treated as a “recapitalization,” and therefore a reorganization, under the Code. In general, if an exchange qualifies as a reorganization, a recipient of “securities” will recognize gain, but not loss in an amount equal to the excess of the principal amount of securities received over the principal amount of securities surrendered. For purposes of the reorganization provisions of the Code, the rights may be treated as “securities” with a principal amount of zero. Therefore, an equity holder possibly should not recognize gain on its receipt of the Rights in exchange for its equity claim against Solutia because the principal amount of securities received does not exceed the principal amount of securities surrendered. An equity holder would be required to recognize gain to the extent of the value (if any) of the rights if the rights do not qualify as securities for tax purposes. An equity holder also cannot recognize any loss on the exchange. If you are an equity holder receiving rights under the plan, you should consult your own tax advisor regarding the proper treatment of the rights in your particular circumstances.

Exercise or Lapse of the Rights

Subject to the discussion below under “— Rights Distributed to the Backstop Group,” a holder generally will not recognize gain or loss upon the exercise of the right. A holder’s tax basis in the new common stock received upon exercise of a right will be equal to the sum of the holder’s tax basis in the right (if any) and the amount paid for the new common stock. A holder’s holding period in the new common stock received on exercise of a right will commence the day following its acquisition (except possibly within the context of a

“reorganization”). Recipients of rights should consult their own tax advisors regarding the basis and holding period consequences of exercising a right.

Subject to the discussion below under “— Rights Distributed to the Backstop Group,” on the lapse of a right, a holder generally would recognize a loss equal to its tax basis in the right (if any). In general, such gain or loss would be a capital gain or loss, and would be a short-term loss (unless received within the context of a “reorganization”).

Rights Distributed to the Backstop Group

The Backstop Group is receiving rights to purchase up to 2,812,359 shares of new common stock with an exercise price of $13.33 in respect of the Backstop Group’s commitment to purchase any shares that relate to rights that are not exercised in the rights offering (the “Backstop Group Rights”). Therefore, on the exercise of the Backstop Group Rights, each member of the Backstop Group should recognize ordinary income in an amount equal to the difference between the fair market value of the common stock on the date of exercise and the exercise price of $13.33, multiplied by the number of Backstop Group Rights exercised by such member. On the lapse of any of a Backstop Group member’s rights, such member should not recognize gain or loss.

Information Reporting and Backup Withholding Tax

The receipt of consideration under the plan may be subject to information reporting to the IRS and possibly to U.S. backup withholding tax. Backup withholding of taxes, currently at a rate of 28%, will apply to such payments if a holder fails to provide an accurate taxpayer identification number (certified on IRS Form W-9) or otherwise fails to comply with the applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is provided to the IRS.

LEGAL MATTERS

Kirkland & Ellis LLP, New York, New York, will pass upon the validity of the securities offered in this offering.

EXPERTS

The historical consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from the Company’s Current Report on Form 8-K/A filed on October 4, 2007 and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the historical consolidated financial statements and financial statement schedule and includes explanatory paragraphs referring to Solutia’s filing for reorganization under Chapter 11 of the United States Bankruptcy Code, substantial doubt about Solutia’s ability to continue as a going concern and changes in accounting principles, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933, as amended, which we refer to as the “Securities Act,” with respect to the sale of the shares of our new common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information with respect to us and our new common stock offered by this prospectus, please see the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the SEC, located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is http://www.sec.gov.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act,” and, in accordance therewith, we file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information are available for inspection and copying at the Public Reference Room and website of the SEC referred to above. We maintain a website at http://www.solutia.com. You may access our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

Expenses payable by Solutia Inc. (“Solutia”) in connection with the sale of the new common stock being registered, other than the Backstop Fee, are estimated as follows:

Amounts to
be Paid

Securities and Exchange Commission Registration Fee		$13,045.62
Legal Fees and Expenses	$	*
Accounting Fees and Expenses	$	*
Printing and Delivery Expenses	$	*
Listing Fees	$	*
Transfer Agent Fees	$	*
Miscellaneous Expenses	$	*

Total	$	*

*	To be completed by amendment.

Item 14.	Indemnification of Directors and Officers.

Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer, director, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. Section 145(b) of the DGCL provides that a Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director actually and reasonably incurred.

Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the DGCL.

In accordance with Section 102(b)(7) of the DGCL, our amended and restated certificate of incorporation will provide that the directors of Solutia shall not be personally liable to Solutia or its stockholders for monetary damages for violations of their fiduciary duty, except (i) for any breach of the director’s fiduciary duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit. Our amended and restated certificate of incorporation will contain provisions permitted by Section 102(b)(7) of the DGCL.

Our amended and restated bylaws will provide for indemnification of the officers and directors of Solutia to the fullest extent permitted by the DGCL.

The forgoing is only a general summary of certain aspects of Delaware law and the registrant’s organizational documents dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the applicable provisions of the DGCL and of the registrant’s amended and restated certificate of incorporation and bylaws.

In addition, the Company’s directors and officers are covered by insurance indemnifying them against certain liabilities which might be incurred by them in their capacities as such, including certain liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

Item 15.	Recent Sales of Unregistered Securities.

Not applicable.

Item 16.	Exhibits and Financial Statement Schedules.

(a) See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

(b) Financial Statement Schedules

All schedules have been omitted because they are not applicable or because the required information is shown in the financial statements or notes thereto.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

1. to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2. that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3. to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

4. that, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

5. that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) any preliminary prospectus or prospectus of an undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b) any free writing prospectus relating to the offering prepared by, or on behalf of, the undersigned registrant or used or referred to by the undersigned registrant;

(c) the portion of any other free writing prospectus relating to the offering containing material information about an undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(d) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in response to Item 15, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri, on October 4, 2007.

SOLUTIA INC.
(DEBTOR-IN-POSSESSION)
(Registrant)

By:	/s/ Jeffry N. Quinn
Name:     Jeffry N. Quinn

Title:	President, Chief Executive Officer and
Chairman of the Board

POWER OF ATTORNEY

The undersigned directors and officers of Solutia Inc. hereby constitute and appoint Rosemary L. Klein and Miriam R. Singer, and each of them, with full power to act without the other and with full power of substitution and re-substitution, our true and lawful attorneys-in-fact, each with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933) and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm each and every act and thing that such attorneys-in-fact, or any of them, or their substitutes, shall lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeffry N. Quinn Jeffry N. Quinn	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	October 2, 2007

/s/ James M. Sullivan James M. Sullivan	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	October 2, 2007

/s/ Paul H. Hatfield Paul H. Hatfield	Director	October 2, 2007

/s/ Robert H. Jenkins Robert H. Jenkins	Director	October 2, 2007

/s/ Frank A. Metz, Jr. Frank A. Metz, Jr.	Director	October 2, 2007

/s/ J. Patrick Mulcahy J. Patrick Mulcahy	Director	October 2, 2007

Signature	Title	Date

/s/ Sally G. Narodick Sally G. Narodick	Director	October 2, 2007

/s/ John B. Slaughter John B. Slaughter	Director	October 2, 2007

Exhibit Index

Exhibit No.	Description

2(a)	Distribution Agreement (incorporated by reference to Exhibit 2 of Solutia’s Registration Statement on Form S-1 (333-36355) filed September 25, 1997)
2(b)	Amendment to Distribution Agreement, dated as of July 1, 2002, by and among Pharmacia Corporation, Solutia Inc., and Monsanto Company (incorporated by reference to Exhibit 2 of Solutia’s Form 10-Q for the quarter ended June 30, 2002)
2(c)	Joint Venture Agreement between Solutia Inc. and FMC Corporation(1) (incorporated by reference to Exhibit 2(i) of Solutia’s Form 8-K filed April 27, 2000)
2(d)	First Amendment to Joint Venture Agreement between Solutia Inc. and FMC Corporation (incorporated by reference to Exhibit 2(ii) of Solutia’s Form 8-K filed April 27, 2000)
2(e)	Second Amendment to Joint Venture Agreement between Solutia Inc. and FMC Corporation (incorporated by reference to Exhibit 2(iii) of Solutia’s Form 8-K filed April 27, 2000)
2(f)	Third Amendment to Joint Venture Agreement between Solutia Inc. and FMC Corporation (incorporated by reference to Exhibit 2(iv) of Solutia’s Form 8-K filed April 27, 2000)
2(g)	Debtors’ Second Amended Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code (incorporated by reference to Exhibit 99.1 of Solutia’s Form 8-K filed July 16, 2007)
3(a)	Form of Restated Certificate of Incorporation of Solutia *
3(b)	Form of By-Laws of Solutia Inc.*
5(a)	Opinion of Kirkland & Ellis LLP*
10(a)	Indenture dated as of October 1, 1997, between Solutia Inc. and The Chase Manhattan Bank, as Trustee (incorporated by reference to Exhibit 4.1 of Solutia’s Form 10-Q for the quarter ended September 30, 1997)
10(b)	7.375% Debentures due 2027 in the principal amount of $200,000,000 (incorporated by reference to Exhibit 4.3 of Solutia’s Form 10-Q for the quarter ended September 30, 1997)
10(c)	7.375% Debentures due 2027 in the principal amount of $100,000,000 (incorporated by reference to Exhibit 4.4 of Solutia’s Form 10-Q for the quarter ended September 30, 1997)
10(d)	6.72% Debentures due 2037 in the principal amount of $150,000,000 (incorporated by reference to Exhibit 4.5 of Solutia’s Form 10-Q for the quarter ended September 30, 1997)
10(e)	Indenture dated as of July 9, 2002, between SOI Funding Corp. and HSBC Bank USA, as Trustee (incorporated by reference to Exhibit 4.2 of Solutia’s Form S-4 (333-99699) filed September 17, 2002)
10(f)	First Supplemental Indenture, dated as of July 25, 2002, among Solutia Inc., SOI Funding Corp., the Subsidiary Guarantors and HSBC Bank USA, as Trustee (incorporated by reference to Exhibit 4.3 of Solutia’s Form S-4 (333-99699) filed September 17, 2002)
10(g)	Second Supplemental Indenture, dated as of October 24, 2002, among Solutia Inc., the subsidiary guarantors named therein and HSBC Bank USA (incorporated by reference to Exhibit 4 of Solutia’s Form 10-Q for the quarter ended September 30, 2002)
10(h)	Third Supplemental Indenture, dated as of October 8, 2003, among Solutia Inc., the subsidiary guarantors named therein and HSBC Bank USA (incorporated by reference to Exhibit 4(c) of Solutia’s Form 10-Q for the quarter ended September 30, 2003)
10(i)	Financial Planning and Tax Preparation Services Program for the Executive Leadership Team (incorporated by reference to Exhibit 10(a) of Solutia’s Form 10-K for the year ended December 31, 1997)
10(j)	Employee Benefits Allocation Agreement (incorporated by reference to Exhibit 10(a) of Solutia’s Registration Statement on Form S-1 (333-36355) filed September 25, 1997)
10(k)	Tax Sharing and Indemnification Agreement (incorporated by reference to Exhibit 10(b) of Solutia’s Registration Statement on Form S-1 (333-36355) filed September 25, 1997)
10(l)	Solutia Inc. 1997 Stock-Based Incentive Plan as amended in 1999 and 2000 (incorporated by reference to Exhibit 10(1) of Solutia’s Form 10-Q for the quarter ended June 30, 2000)
10(m)	Solutia Inc. 2000 Stock-Based Incentive Plan (incorporated by reference to Appendix A of the Solutia Inc. Notice of Annual Meeting and Proxy Statement dated March 9, 2000)

Exhibit No.	Description

10(n)	Solutia Inc. Non-Employee Director Compensation Plan, as amended in 1999, 2000, and 2001 (incorporated by reference to Exhibit 10 of Solutia’s Form 10-Q for the quarter ended June 30, 2001)
10(o)	Solutia Inc. 2003 Non-Employee Director Compensation Plan (incorporated by reference to Exhibit 10(a) of Solutia’s Form 10-Q for the quarter ended June 30, 2003)
10(p)	2006 Solutia Annual Incentive Plan (incorporated by reference to Exhibit 10.1 of Solutia’s Form 8-K, filed September 28, 2006)
10(q)	Letter Agreement between Solutia Inc. and Luc De Temmerman effective as of July 19, 2004 (incorporated by reference to Exhibit 99.3 of Solutia’s Form 8-K filed January 18, 2005)
10(r)	Retention Agreement, dated as of June 17, 2004, by and between Solutia Inc. and Rosemary L. Klein (incorporated by reference to Exhibit 10(aa) of Solutia’s Form 10-K for the year ended December 31, 2004)
10(s)	Form of Retention Agreement between Solutia Inc. and Key Employees (incorporated by reference to Exhibit 10(bb) of Solutia’s Form 10-K for the year ended December 31, 2004)
10(t)	Protocol Agreement, dated as of July 1, 2002, by and among Pharmacia Corporation, Solutia Inc., and Monsanto Company (incorporated by reference to Exhibit 10(b) of Solutia’s Form 10-Q for the quarter ended June 30, 2002)
10(u)	Protocol Agreement, dated as of November 15, 2002, by and among Pharmacia Corporation, Solutia Inc. and Monsanto Company (incorporated by reference to Exhibit 10.1 of Solutia’s Form 8-K filed November 18, 2002)
10(v)	Amendment to Protocol Agreement, dated as of March 3, 2003, by and among Pharmacia Corporation, Solutia Inc. and Monsanto Company (incorporated by reference to Exhibit 10(t) of Solutia’s Form 10-K for the year ended December 31, 2003)
10(w)	Amendment to Protocol Agreement, dated August 4, 2003, by and among Pharmacia Corporation, Monsanto Company and Solutia Inc. (incorporated by reference to Exhibit 10(e) of Solutia’s Form 10-Q for the quarter ended June 30, 2003)
10(x)	Financing Agreement, dated as of January 16, 2004, by and among Solutia Inc. and Solutia Business Enterprises, Inc., as debtors and debtors-in-possession, as Borrowers, certain subsidiaries of Solutia Inc. listed as a Guarantor, as debtors and debtors-in-possession, as Guarantors, the lenders from time to time party thereto, as Lenders, Citicorp USA, Inc., as Collateral Agent, Administrative Agent and Documentation Agent (incorporated by reference to Exhibit 99.2 of Solutia’s Form 8-K filed January, 23, 2004)
10(y)	Amendment No. 1 to Financing Agreement and Waiver, dated as of March 1, 2004, by and among Solutia Inc. and Solutia Business Enterprises, Inc., as debtors, debtors-in-possession and as Borrowers; certain subsidiaries of Solutia Inc., as debtors, debtors-in-possession and as Guarantors; the lenders from time to time party thereto, as Lenders; Citicorp USA, Inc., as Collateral Agent, Administrative Agent and Co-Documentation Agent and Wells Fargo Foothill, LLC, as Co-Documentation Agent (incorporated by reference to Exhibit 10(y) of Solutia’s Form 10-K for the year ended December 31, 2004)
10(z)	Amendment No. 2 to Financing Agreement and Waiver dated as of July 20, 2004 by and among Solutia Inc. and Solutia Business Enterprises, Inc., as debtors, debtors-in-possession and as Borrowers; certain subsidiaries of Solutia Inc. as debtors, debtors-in-possession and as Guarantors; the lenders from time to time party thereto, as Lenders; Citicorp USA, Inc., as Collateral Agent, Administrative agent and Co-Documentation Agent and Wells Fargo Foothill, LLC, as Co-Documentation Agent (incorporated by reference to Exhibit 10(f) of Solutia’s Form 10-Q for the quarter ended June 30, 2004)
10(aa)	Amendment No. 3 to the $525,000,000 Debtor-in-Possession Financing Agreement dated January 16, 2004 (as amended) between Solutia Inc., Solutia Business Enterprises, Inc. and the other parties thereto (incorporated by reference to Exhibit 10.1 of Solutia’s Form 8-K filed July 27, 2005)
10(bb)	Amendment No. 4 to Financing Agreement and Waiver dated as of March 17, 2006 amending the Debtor-in-Possession Financing Agreement dated January 16, 2005 (as amended) between Solutia Inc., Solutia Business Enterprises, Inc. and the other parties thereto (incorporated by reference to Exhibit 10.1 of Solutia’s Form 8-K filed March 17, 2006)

Exhibit No.	Description

10(cc)	Amendment No. 5 to the Financing Agreement and Waiver dated as of January 25, 2007 amending the Debtor-in-Possession Financing Agreement dated January 16, 2004 (as amended) between Solutia Inc., Solutia Business Enterprises, Inc. and the other parties thereto. (incorporated by reference to Exhibit 10.1 of Solutia’s Form 8-K filed January 31, 2007)
10(dd)	Waiver and Consent dated as of October 31, 2005 by and among Solutia, Solutia Business Enterprises, Inc., each subsidiary of Solutia listed on the signature pages thereto, the lenders party thereto, Citicorp USA, Inc. and Wells Fargo Foothill, LLC (incorporated by reference to Exhibit 10.1 of Solutia’s Form 8-K filed December 5, 2005)
10(ee)	Toll Manufacturing Agreement by and between Solutia Inc. and Phosphorus Derivatives Inc. dated November 4, 2005 (incorporated by reference to Exhibit 10.2 of Solutia’s Form 10-Q for the quarter ended September 30, 2005)
10(ff)	Stock Purchase Agreement, dated as November 23, 2005 by and between Solutia Inc., Vitro S.A. de C.V., and Vitro Plan S.A. de C.V. (incorporated by reference to Exhibit 10.1 of Solutia’s Form 8-K filed December 21, 2005)
10(gg)	Share and Asset Purchase Agreement entered into on May 23, 2006 between Solutia Europe S.A./N.V. and Dishman Pharmaceuticals & Chemicals Ltd. (incorporated by reference to Exhibit 10.2 of Solutia’s Form 10-Q for the quarter ended June 30, 2006)
10(hh)	Amendment to Share and Asset Purchase Agreement entered into on August 22, 2006 between Solutia Europe S.A./N.V. and Dishman Pharmaceuticals & Chemicals Ltd.(1) (incorporated by reference to Exhibit 10.1 of Solutia’s Form 10-Q for the quarter ended September 30, 2006)
10(ii)	(euro)200,000,000 Facility Agreement dated July 26, 2006 between Solutia Europe S.A./N.V., Solutia Services International S.C.A./Comm. V.A., the guarantors listed therein, Citigroup Global Markets Limited, as mandated lead arranger, the financial institutions listed therein, as the original lenders, Citibank International plc as agent for the finance parties and Citibank N.A. as security agent for the secured parties (incorporated by reference to Exhibit 10.1 of Solutia’s Form 10-Q for the quarter ended June 30, 2006) and amendment and restatement thereof dated September 15, 2006 filed herewith (incorporated by reference to Exhibit 10.1 of Solutia’s Form 10-Q for the quarter ended September 30, 2006)
10(jj)	Transaction agreement by and among Akzo Nobel Chemicals International B.V., Akzo Nobel Chemicals Inc., Akzo Nobel N.V., Flexsys Holding B.V., Flexsys America LP, Flexsys Rubber Chemicals Ltd. and Solutia Inc. (incorporated by reference to Exhibit 10(rr) of Solutia’s Form 10-K for the year ended December 31,2006)
10(kk)	Works council side letter by and among Akzo Nobel N.V., Akzo Nobel Chemicals International B.V., Flexsys America LP, Flexsys Rubber Chemicals Ltd. and Solutia Inc., dated as of February 27, 2007 (incorporated by reference to Exhibit 10(ss) of Solutia’s Form 10-K for the year ended December 31,2006)
10(ll)	2007 Solutia Annual Incentive Program (incorporated by reference to Exhibit 10.1 of Solutia’s Form 8-K filed March 17, 2007)
10(mm)	Amended and Restated Employment Agreement by and between Solutia Inc. and Jeffry N. Quinn (incorporated by reference to Exhibit 10.2 of Solutia’s Form 8-K filed March 17, 2007)
10(nn)	Amended and Restated Employment Agreement by and between Solutia Inc. and Kent J. Davies (incorporated by reference to Exhibit 10.3 of Solutia’s Form 8-K filed March 17, 2007)
10(oo)	Amended and Restated Employment Agreement by and between Solutia Inc. and Luc De Temmerman (incorporated by reference to Exhibit 10.4 of Solutia’s Form 8-K filed March 17, 2007)
10(pp)	Amended and Restated Employment Agreement by and between Solutia Inc. and Rosemary L. Klein (incorporated by reference to Exhibit 10.5 of Solutia’s Form 8-K filed March 17, 2007)
10(qq)	Amended and Restated Employment Agreement by and between Solutia Inc. and James M. Sullivan (incorporated by reference to Exhibit 10.6 of Solutia’s Form 8-K filed March 17, 2007)
10(rr)	Amended and Restated Employment Agreement by and between Solutia Inc. and James R. Voss (incorporated by reference to Exhibit 10.7 of Solutia’s Form 8-K filed March 17, 2007)
10(ss)	Amended and Restated Employment Agreement by and between Solutia Inc. and Jonathon P. Wright (incorporated by reference to Exhibit 10.8 of Solutia’s Form 8-K filed March 17, 2007)

Exhibit No.	Description

10(tt)	Employment Agreement by and between Solutia Inc. and Robert T. DeBolt (incorporated by reference to Exhibit 10.9 of Solutia’s Form 8-K filed March 17, 2007)
10(uu)	Asset Purchase Agreement between Solutia Inc. and Thermphos Trading GmbH dated as of March 11, 2007 (incorporated by reference to Exhibit 10.1 of Solutia’s Form 8-K filed May 5, 2007)
10(vv)	Amendment to Asset Purchase Agreement between Solutia Inc. and Thermphos Trading GmbH dated as of March 13, 2007 (incorporated by reference to Exhibit 10.2 of Solutia’s Form 8-K filed May 5, 2007)
10(ww)	Second Amendment to Asset Purchase Agreement between Solutia Inc. and Thermphos Trading GmbH dated as of May 31, 2007 (incorporated by reference to Exhibit 10.3 of Solutia’s Form 8-K filed May 5, 2007)
10(xx)	Form of Registration Rights Agreement (Backstop Group)*
10(yy)	Form of Registration Rights Agreement (Monsanto)*
21(a)	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21 of Solutia’s Form 10-K for the year ended December 31, 2006)
23(a)	Consent of Deloitte & Touche LLP
24(a)	Powers of Attorney (included in signature page)
99(a)	Form of Creditor Rights Offering Exercise Form*
99(b)	Form of Equity Rights Offering Exercise Form*

*	To be completed by amendment.